Exhibit 10.1

STRICTLY CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

APPLIED INDUSTRIAL TECHNOLOGIES, INC.,

FORTRESS MERGER SUB HOLDING LLC,

FORTRESS MERGER SUB LP,

FCX GROUP HOLDINGS, LP,

FCX GROUP GP, LLC,

AND

HARVEST PARTNERS, LP

(solely in its capacity as the Sellers’ Representative hereunder)

January 8, 2018

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Page(s)

Annexes

Annex 1	Closing Working Capital Calculation
Annex 2	Pro Rata Portion
Annex 3	Net Advanced Billings

Exhibits

Exhibit A	Form of Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated January 8, 2018 by and among Applied Industrial Technologies, Inc., a corporation organized under the Laws of the State of Ohio (“Parent”), Fortress Merger Sub Holding LLC, a limited liability company organized under the Laws of Delaware and a direct wholly-owned subsidiary of Parent (“Merger Sub 1”), Fortress Merger Sub LP, a limited partnership organized under the Laws of Delaware and a direct wholly-owned subsidiary of Parent (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), FCX Group Holdings, LP, a limited partnership organized under the Laws of Delaware (the “Partnership”), FCX Group GP, LLC, a limited liability company organized under the Laws of Delaware (“GP”) and Harvest Partners, LP, a limited partnership organized under the Laws of Delaware, solely in its capacity as the Sellers’ Representative hereunder (the “Sellers’ Representative”).

W I T N E S S E T H:

WHEREAS, Parent has formed (i) Merger Sub 1 solely for the purpose of merging it with and into GP, with GP continuing as the surviving limited liability company and as a wholly-owned subsidiary of Parent (the “GP Merger”) and (ii) Merger Sub 2 solely for the purpose of merging it with and into the Partnership, with the Partnership continuing as the surviving limited partnership and as a wholly-owned subsidiary of Parent (the “Partnership Merger” and together with GP Merger, the “Mergers”);

WHEREAS, Parent desires to acquire the Partnership, directly and indirectly (through its acquisition of GP), through the Mergers;

WHEREAS, the respective members and/or boards of directors or equivalent governing bodies of Parent, Merger Sub 1, Merger Sub 2, GP and the Partnership, as applicable, have, on the terms and subject to the conditions set forth in this Agreement, (a) determined that it is fair to, and in the best interest of, their respective companies and respective equityholders for Parent to (i) acquire all of the issued and outstanding partnership interests of the Partnership (other than the GP Units) through the Partnership Merger and (ii) acquire all of the issued and outstanding membership interests of GP through the GP Merger, upon the consummation of which the Partnership shall be a wholly-owned subsidiary of Parent (directly and indirectly through its ownership of GP), and (b) authorized and approved this Agreement, the Mergers and the consummation of the transactions contemplated hereby;

WHEREAS, the respective boards of directors or equivalent governing bodies of GP and the Partnership have recommended acceptance of the Mergers and adoption of this Agreement by their respective equityholders, in accordance with the Delaware Limited Liability Company Act, as amended (the “LLC Act”) and Delaware Revised Uniform Limited Partnership Act, as amended (the “LP Act” and together with the LLC Act, the “Acts”), as applicable;

WHEREAS, the sole member of GP and the Harvest Limited Partners (as defined in the Partnership LP Agreement) have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, each of Parent, in its capacity as the sole member of Merger Sub 1 and Merger Sub 1, as sole general partner of Merger Sub 2, has approved and declared advisable this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the consummation of (a) the GP Merger, the issued and outstanding member interests in GP will automatically be cancelled and no consideration will be received therefor and (b) the Partnership Merger, each issued and outstanding Unit (other than the GP Units) will be converted into the right to receive the Merger Consideration, upon the terms and conditions of this Agreement; and

WHEREAS, Parent, Merger Subs, the Partnership and GP desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and to prescribe various conditions thereto.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Acts” shall have the meaning given to it in the recitals to this Agreement.

“Action” shall mean any action, complaint, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity, before any Governmental Entity.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that in no event shall the Partnership or any Partnership Subsidiary be considered an Affiliate of any portfolio company of any investment fund affiliated with Harvest Partners, LP nor shall any portfolio company of any investment fund affiliated with Harvest Partners, LP be considered to be an Affiliate of the Partnership or any Partnership Subsidiary.

“Agreement” shall have the meaning given to it in the preamble to this Agreement.

“Annexes” shall have the meaning given to it in Section 1.3.

“Annual Basin Financial Statements” shall have the meaning given to it in Section 4.5(f).

“Antitrust Authorities” shall mean the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Arbitrator” shall have the meaning given to it in Section 2.7(c)(i).

“Audited Eads Financial Statements” shall have the meaning given to it in Section 4.5(e).

“Audited Financial Statements” shall have the meaning given to it in Section 4.5(a).

“Balance Sheet Date” shall have the meaning given to it in Section 4.5(a).

“Basin” shall have the meaning given to it in Section 4.5(a).

“Basin Business” shall mean the distribution, rental, service and repair of industrial pumps and related products and services in the oil and gas industry conducted by Basin.

“Basin Financial Statements” shall have the meaning given to it in Section 4.5(f).

“Basin Ordinary Course of Business” shall mean, with respect to the Basin Business, the ordinary course of business which is consistent with past customs and practices of Basin in the conduct of the Basin Business (including past practice with respect to quantity, amount, magnitude and frequency, standard employment, inventory and payroll policies) taken in the ordinary course of the normal day-to-day operations of Basin.

“Basin SPA” shall mean that certain Stock Purchase Agreement, dated as of December 14, 2017, by and among FCX Performance, Inc., Basin Engine & Pump, Inc., Jeffery D. Lott and Bobby Brown.

“Benefit Arrangement” shall have the meaning given to it in Section 4.10(a).

“Books and Records” shall have the meaning given to it in Section 6.12(a).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Cash and Cash Equivalents” shall mean cash and cash equivalents, calculated on a basis consistent with the preparation of the Financial Statements.

“Certificates of Merger” shall have the meaning given to it in Section 2.1(b).

“Closing” shall have the meaning given to it in Section 2.9(a).

“Closing Balance Sheet” shall have the meaning given to it in Section 2.7(a)(i).

“Closing Cash” shall mean the aggregate book balance of Cash and Cash Equivalents of the Partnership and the Partnership Subsidiaries on a consolidated basis calculated on a basis consistent with the preparation of the Financial Statements as of 11:59 P.M. on the Business Day immediately prior to the Closing Date, if any.

“Closing Date” shall have the meaning given to it in Section 2.9(a).

“Closing Indebtedness” shall mean the aggregate outstanding amount of Indebtedness of the Partnership and the Partnership Subsidiaries on a consolidated basis calculated on a basis consistent with the preparation of the Financial Statements as of 11:59 P.M. on the Business Day immediately prior to the Closing Date.

“Closing Statement” shall have the meaning given to it in Section 2.7(a)(ii).

“Closing Working Capital” shall mean (a) the consolidated current assets of the Partnership and the Partnership Subsidiaries (excluding all Closing Cash and all income Tax assets) less (b) the consolidated current liabilities of the Partnership and the Partnership Subsidiaries (excluding the Employee Bonuses, any payables relating to Closing Indebtedness, all income Tax liabilities and Partnership Transaction Expenses (to the extent deducted from the Initial Purchase Price or the Final Purchase Price, as the case may be)), in each case, calculated on a basis consistent with the preparation of the Financial Statements and consistent with Annex 1 and as of 11:59 P.M. on the Business Day immediately prior to the Closing Date; provided, that to the extent of any conflict between Annex 1 and the Financial Statements, Annex 1 shall control.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of October 7, 2017, by and between the Partnership and Parent.

“Contract” shall mean any written legally enforceable agreement, contract or instrument, including all amendments thereto.

“Contracting Parties” shall have the meaning given to it in Section 10.5(a).

“Customer Prepayments” shall mean any prepayments from the Specified Customers to the Partnership and the Partnership Subsidiaries.

“Disclosure Letters” shall mean the Partnership Disclosure Letter and the Parent Disclosure Letter.

“Disputed Amounts” shall have the meaning given to it in Section 2.7(c).

“Divestiture” shall have the meaning given to it in Section 6.5(d)(i).

“Due Diligence Materials” shall have the meaning given to it in Section 5.11(a).

“Eads” shall have the meaning given to it in Section 4.5(a).

“Eads Blocker 1” shall have the meaning given to it in Section 4.5(a).

“Eads Blocker 2” shall have the meaning given to it in Section 4.5(a).

“Eads Financial Statements” shall have the meaning given to it in Section 4.5(e).

“Eads Ordinary Course of Business” shall mean, with respect to Eads, actions that are consistent in all material respects with the past practices of Eads, taken in the ordinary course of the normal day-to-day operations of Eads.

“Effective Time” shall have the meaning given to it in Section 2.2.

“Employee Benefit Plans” shall have the meaning given to it in Section 4.10.

“Employee Bonus Recipient” shall mean any Person that is or may become entitled to any portion of the Employee Bonuses.

“Employee Bonuses” shall mean all amounts that become due and payable to employees of the Partnership or the Partnership Subsidiaries as a result of the consummation of the transactions contemplated hereby under any Contract, plan or arrangement existing at or prior to the Effective Time.

“Encova” shall have the meaning given to it in Section 4.5(h).

“Encova APA” shall mean that certain Asset Purchase Agreement, dated as of July 27, 2017, by and among FCX Performance, Inc., Encova, Richard A. Mineo and Lourdes Bermejo.

“Encova Business” shall mean the business of providing validation, commissioning and consulting services, primarily in the pharmaceutical, biotech and medical devices industries (as conducted by Encova on July 27, 2017).

“Encova Financial Statements” shall have the meaning given to it in Section 4.5(h).

“End Date” shall have the meaning given to it in Section 9.1(c).

“Environmental Law” shall mean any Law, including common law, or Order relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of, Hazardous Materials, into the environment, and includes, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11000 et seq.; Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; Clean Water Act, 33 U.S.C. § 1251 et seq.; Oil Pollution Act, 33 U.S.C. § 2701 et seq.; Resource Conservation and Recover Act, 42 U.S.C. § 6901 et seq.; Safe Water Drinking Act, 42 U.S.C. § 300f et seq.; Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; and Occupational Safety and Health Act 29 U.S.C. § 651 et seq.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning given to it in Section 4.10(b).

“Escrow Agent” shall mean Wilmington Trust, National Association.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into on the Closing Date among Parent, the Sellers’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Estimated Closing Cash” shall have the meaning given to it in Section 2.6(a)(i)(B).

“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.6(a)(i)(A).

“Estimated Closing Statement” shall have the meaning given to it in Section 2.6(a)(i).

“Estimated Closing Working Capital” shall have the meaning given to it in Section 2.6(a)(i)(D).

“Estimated Net Advanced Billings” shall have the meaning given to it in Section 2.6(a)(i)(G).

“Estimated Working Capital Adjustment” shall have the meaning given to it in Section 2.6(a)(i)(E).

“Exhibits” shall have the meaning given to it in Section 1.3.

“Existing Policy” shall have the meaning given to it in Section 6.7(b).

“Expense Holdback Amount” shall mean an amount equal to $250,000 to be held by the Sellers’ Representative to satisfy any expenses incurred, or other amounts payable, by the Sellers’ Representative on behalf of the Sellers, in connection with the transactions contemplated hereby (including the settlement of the Purchase Price Adjustment in accordance with Section 2.7 or in otherwise fulfilling its obligations hereunder).

“Final Purchase Price” shall mean an amount equal to (a) $768,000,000, (b) plus the amount of the Working Capital Adjustment (which may be expressed as a negative number), if any, (c) plus Closing Cash, (d) minus Closing Indebtedness, (e) minus Partnership Transaction Expenses, (f) minus the Purchase Price Escrow Amount, (g) minus the Employee Bonuses, (h) plus the Transaction Tax Benefit, (i) minus the Expense Holdback Amount and (j) minus Net Advanced Billings.

“Financial Advisors” shall have the meaning given to it in Section 3.6.

“Financial Statements” shall have the meaning given to it in Section 4.5(a).

“Flow-Through Returns” shall have the meaning given to it in Section 8.1(a).

“Fraud” means actual and intentional fraud with respect to the making of the representations and warranties in Article III or Article IV of this Agreement (as applicable). For the avoidance of doubt, the definition of “Fraud” in this Agreement is limited to actual and intentional fraud and does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby for (i) constructive fraud or other claims based on constructive knowledge or (ii) negligent misrepresentation, equitable fraud or any other fraud based claim or theory that requires something less than actual knowledge of the fraudulent conduct.

“Funded Indebtedness” shall mean the total amount of Indebtedness outstanding under (i) that certain Credit Agreement, dated as of October 15, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among FCX Holdings Corp., an Ohio corporation, as borrower, FCX Intermediate Holdings, LLC, a Delaware limited liability company, as holdings, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and the Bank of Montreal, as administrative agent and (ii) that certain Note Purchase and Guaranty Agreement, dated as of October 15, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among FCX Holdings Corp., as issuer, FCX Intermediate Holdings, LLC, as holdings, the subsidiary guarantors from time to time party thereto and the purchasers from time to time party thereto.

“Funded Indebtedness Payoff Letters” shall have the meaning given to it in Section 2.9(b)(iv).

“GAAP” shall mean generally accepted accounting principles of the United States of America as consistently applied in the Financial Statements, as in effect from time to time.

“Government Contract” shall mean any Contract of the Partnership or any Partnership Subsidiary with any Governmental Entity other than any such Contract pursuant to which such Governmental Entity contracts to receive services of the type generally provided by the Partnership or any Partnership Subsidiary to its customers.

“Governmental Entity” shall mean any supra-national, national, federal, regional, state, local or foreign court, arbitral tribunal, administrative agency, instrumentality, department, board, bureau or commission or other governmental or regulatory agency or authority or any securities exchange, or political subdivision thereof.

“GP Certificate of Merger” shall have the meaning given to it in Section 2.1(a).

“GP Effective Time” shall have the meaning given to it in Section 2.1(a).

“GP LLC Agreement” shall mean the Limited Liability Company of GP, dated as of October 16, 2012, by and between GP and GP Parent, as amended from time to time in accordance with its terms.

“GP Merger” shall have the meaning given to it in the recitals to this Agreement.

“GP Parent” shall mean Harvest Partners VI, LP, a limited partnership organized under the Laws of Delaware.

“GP Units” shall mean all Units held by GP.

“Harvest Limited Partners” shall have the meaning given to it in the Partnership LP Agreement.

“Hazardous Material” shall mean (a) any material or chemical that is regulated or defined as toxic or hazardous or as a pollutant, contaminant or waste under any Environmental Law or (b) any petroleum, petroleum products, petroleum byproducts, petroleum breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, (d) obligations or commitments to repay deposits (excluding customer deposits) or other amounts advanced by and owing to third parties, (e) any liability of such Person in respect of banker’s acceptances or letters of credit (to the extent drawn), (f) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (f) above, all accrued and unpaid interest owing by such Person with respect thereto, (g) direct or indirect guarantees with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (f) above or (h) any interest and/or premiums, prepayment premiums, penalties, make-whole payments or obligations or other similar costs, fees or expenses incurred in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplement of the Funded Indebtedness. Indebtedness shall not, however, include (A) (w) current liabilities included in the calculation of Closing Working Capital, (x) Taxes, (y) endorsements of negotiable instruments for collection in the ordinary course of business and (z) Indebtedness owing from the Partnership to any Partnership Subsidiary or from any Partnership Subsidiary to the Partnership or any other Partnership Subsidiary, (B) any Partnership Transaction Expenses and (C) the Employee Bonuses.

“Indemnified Person Claim” shall have the meaning given to it in Section 6.7(c).

“Indemnified Persons” shall have the meaning given to it in Section 6.7(a).

“Indemnified Taxes” shall have the meaning given to it in Section 8.7(b).

“Initial Purchase Price” shall mean an amount equal to the sum of (a) $768,000,000, (b) plus the amount of the Estimated Working Capital Adjustment (which may be expressed as a negative number), if any, (c) plus Estimated Closing Cash, (d) minus Estimated Closing Indebtedness, (e) minus Partnership Transaction Expenses, (f) minus the Purchase Price Escrow Amount, (g) minus the Employee Bonuses, (h) plus the Transaction Tax Benefit, (i) minus the Expense Holdback Amount and (j) minus Estimated Net Advanced Billings.

“Insurance Cap” shall have the meaning given to it in Section 6.7(b).

“Intellectual Property” shall mean all (a) trademarks, service marks, Internet domain names, logos, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same, (b) patents and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions, substitutes, reexaminations and reissues; (c) trade secrets; and (d) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Interim Basin Financial Statements” shall have the meaning given to it in Section 4.5(f).

“Interim Eads Financial Statements” shall have the meaning given to it in Section 4.5(e).

“Interim Financial Statements” shall have the meaning given to it in Section 4.05(a).

“IRS” shall have the meaning given to it in Section 4.10.

“Knowledge of Parent and/or Merger Subs” shall have the meaning given to it in Section 1.4(b).

“Knowledge of the Partnership” shall have the meaning given to it in Section 1.4(a).

“Latest Basin Balance Sheet” shall have the meaning given to it in Section 4.5(f).

“Latest Eads Balance Sheet” shall have the meaning given to it in Section 4.5(e).

“Latest Eads Balance Sheet Date” shall have the meaning given to it in Section 4.5(e).

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” shall mean any lien, security interest, mortgage, encumbrance, easement, license or charge of any kind.

“LLC Act” shall have the meaning given to it in the recitals to this Agreement.

“LP Act” shall have the meaning given to it in the recitals to this Agreement.

“Massey” shall have the meaning given to it in Section 4.5(g).

“Massey APA” shall mean that certain Asset Purchase Agreement, dated as of November 13, 2017, by and among Eads, Massey, David Massey and Thad Chesson.

“Massey Balance Sheet” shall have the meaning given to it in Section 4.5(g).

“Massey Business” shall mean the business of distributing valves, instrumentation, lined pipe, corrosion resistant, process heating, temperature management, hygienic / sanitary, tank and process safety equipment products, as well as providing valve automation, heat tracing and lined pipe services (as conducted by Massey on November 13, 2017).

“Massey Financial Statements” shall have the meaning given to it in Section 4.5(g).

“Massey Ordinary Course of Business” means, with respect to the Massey Business, the ordinary course of business which is consistent with past customs and practices of Eads and Massey, as applicable, in the conduct of the Massey Business (including past practice with respect to quantity, amount, magnitude and frequency, standard employment, inventory and payroll policies) taken in the ordinary course of the normal day-to-day operations.

“Material Contracts” shall have the meaning given to it in Section 4.15.

“Mergers” shall have the meaning given to it in the recitals to this Agreement.

“Merger Consideration” shall have the meaning given to it in Section 2.5(b).

“Multiemployer Plan” shall have the meaning given to it in Section 4.10(b).

“Multiple Employer Plan” shall have the meaning given to it in Section 4.10(b).

“Net Advanced Billings” shall mean an amount equal to the sum of (a) the total amount of advanced cash receipts of the Partnership and the Partnership Subsidiaries from the Customer Prepayments, minus (b) the total consolidated inventory of the Partnership and the Partnership Subsidiaries that has been allocated by the Partnership or any of the Partnership Subsidiaries to the Specified Customers, plus (c) the aggregate amount of inventory set forth in the preceding clause (b) for which there is an account payable or an unvouchered purchase order, in the case of each of (a) – (c), as of 11:59 P.M. on the Business Day immediately prior to the Closing Date. Notwithstanding the foregoing, to the extent the calculation of Net Advanced Billings results in a negative number, Net Advanced Billings shall be zero. For the avoidance of doubt (1) the calculation of Net Advanced Billings shall be made on a basis consistent with Annex 3, and (2) in no event shall any customers or financial statement accounts other than those expressly set forth in this definition be used in the calculation of Net Advanced Billings.

“Nonparty Affiliates” shall have the meaning given to it in Section 10.5(a).

“Notice of Objection” shall have the meaning given to it in Section 2.7(b).

“Order” shall mean any judgment, order, injunction, decree, ruling, writ, permit, assessment, arbitration award or license of any Governmental Entity or any arbitrator.

“Overlap Period” shall mean any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Parachute Payment Waiver” shall have the meaning given to it in Section 6.17(a).

“Parent” shall have the meaning given to it in the preamble to this Agreement.

“Parent Adjustment Payment” shall have the meaning given to it in Section 2.7(d)(i).

“Parent Disclosure Letter” shall have the meaning given to it in Article V.

“Parent Material Adverse Effect” shall mean any change or effect having a material adverse effect on the ability of Parent or Merger Subs to timely perform their respective obligations hereunder or timely consummate the transactions contemplated hereby.

“Partnership” shall have the meaning given to it in the preamble to this Agreement.

“Partnership Certificate of Merger” shall have the meaning given to it in Section 2.1(b).

“Partnership Disclosure Letter” shall have the meaning given to it in Article III.

“Partnership Effective Time” shall have the meaning given to it in Section 2.1(b).

“Partnership Employees” shall have the meaning given to it in Section 6.6(a).

“Partnership Intellectual Property” shall have the meaning given to it in Section 4.13(a).

“Partnership LP Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 15, 2012, by and among the Partnership and Sellers, as amended from time to time in accordance with its terms.

“Partnership Material Adverse Effect” shall mean any change or effect having a material adverse effect on the results of operations or financial condition of GP, the Partnership and the Partnership Subsidiaries, taken as a whole; provided, that changes or effects relating to any of the following shall not be considered in determining whether a Partnership Material Adverse Effect has occurred: (a) changes in economic or political conditions or the financing, banking, credit, currency or capital markets in general (including changes in interest or exchange rates); (b) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles (including GAAP) or any other change or effect arising out of or relating to any Action or Order before a Governmental Entity; (c) changes in operating, business, regulatory or other conditions affecting industries, markets or geographical areas in which GP, the Partnership or the Partnership Subsidiaries conduct their respective businesses; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to any of the businesses of GP, the Partnership and the Partnership Subsidiaries, including (i) losses or threatened losses of, or any adverse change in the relationship (whether contractual or otherwise) with employees, independent contractors, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with GP, the Partnership or the

Partnership Subsidiaries and (ii) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (e) the consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Subs, GP, the Partnership or the Partnership Subsidiaries taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) conduct by GP, the Partnership or the Partnership Subsidiaries (i) not prohibited under Section 6.3, (ii) prohibited under Section 6.3 for which Parent gave its prior written consent or (iii) prohibited under Section 6.3, which, if taken by GP, the Partnership or the Partnership Subsidiaries, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of the GP, Partnership and the Partnership Subsidiaries taken as a whole; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation, worsening or diminution thereof, whether or not occurring or commenced before or after the date hereof; (h) any action required to be taken under any Law or Order or any existing Contract by which GP, the Partnership or any of the Partnership Subsidiaries (or any of their respective properties) is bound; (i) any failure, in and of itself, by GP, the Partnership and the Partnership Subsidiaries to meet any internal projections or forecasts or any change in the credit rating of GP, the Partnership or any of the Partnership Subsidiaries (as distinguished from any change or effect giving rise or contributing to such failure or change); (j) any change in the cost or availability or other terms of any financing necessary for Parent to consummate the transactions contemplated hereby; (k) the fact that the prospective owner of GP, the Partnership and any of the Partnership Subsidiaries is Parent or any Affiliate of Parent; (l) (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, transfer, divestiture, license or disposition of operations, divisions, businesses, product lines, customers or assets arising from Parent’s compliance with its obligations under Section 6.5, or (B) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement or (m) seasonal changes in the results of operations of GP, the Partnership or the Partnership Subsidiaries.

“Partnership Merger” shall have the meaning given to it in the recitals to this Agreement.

“Partnership Subsidiaries” shall have the meaning given to it in Section 4.1.

“Pension Plan” shall have the meaning given to it in Section 4.10(a).

“Partnership Transaction Expense Invoices” shall have the meaning given to it in Section 2.9(b)(v).

“Partnership Transaction Expenses” shall mean all expenses of GP, the Partnership and the Partnership Subsidiaries incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers, each payable by GP, the Partnership or the Partnership Subsidiaries (prior to and through the Closing) pursuant to Section 10.1 as a result of or in connection with the transactions contemplated by this Agreement, and, in each case, solely to the extent not paid as of the Closing Date; provided, that for the avoidance of doubt, in no event shall Partnership Transaction Expenses include (a) severance payments and change of control payments payable solely as a result of any actions taken by Parent, either Merger Sub, Surviving GP, Surviving Partnership or any of their Affiliates, (b) Employee Bonuses, (c) fees and expenses incurred by GP, the Partnership or the Partnership Subsidiaries at the written request of any of Parent, Merger Subs or any of their respective Affiliates, (d) any fees or expenses incurred by any of Parent, Merger Subs, any of their respective Affiliates or any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or financing sources, regardless of whether any such fees or expenses may be paid by GP, the Partnership or the Partnership Subsidiaries, (e) any fees and expenses of employees of GP, the Partnership or the Partnership Subsidiaries to be paid or reimbursed by any of Parent, Merger Subs and/or any of their respective Affiliates (including, after the Closing, the Surviving GP, Surviving Partnership or Partnership Subsidiaries) in connection with such employees’ post-closing employment, compensation or equity participation arrangements or otherwise, (f) any fees or expenses payable in respect of any financing provided to any of Parent, Merger Subs or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing, (g) any fees or expenses included in the calculation of Closing Working Capital or Estimated Closing Working Capital and (h) any Closing Indebtedness.

“Permits” shall have the meaning given to it in Section 4.8.

“Permitted Liens” shall mean (a) statutory Liens or other Liens arising by operation of Law securing payments not yet due or which are being contested in good faith, including mechanics’ warehousemens’, suppliers’, materialmens’ and repairmens’ Liens, (b) Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings, (c) Liens affecting real property, including (i) easements, rights or way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other similar rights, easements for streets, alleys, highways, telephone lines, gas pipelines, power lines and railways, and other easements or rights of way on, over or in respect of any such real property disclosed in the public record, (ii) conditions, covenants or other similar restrictions, (iii) encroachments, defects, exceptions, restrictions, exclusions, encumbrances, and other matters that would be shown in an accurate survey or physical inspection of such real property, ( ) Liens in favor of the lessors under the Real Property Leases or encumbering the interests of the lessors in such real property, (v) zoning, entitlement, building and other land use regulations or ordinances imposed by any Governmental Entity having jurisdiction over any real property, (vi) Liens set forth in Section 4.17 of the Partnership Disclosure Schedule, and (vii) any other Liens, which do not, individually or in the aggregate, materially detract from the value of, or impair the use or operation of, any real property of GP, the Partnership or the Partnership Subsidiaries to which they relate as currently used or operated, (d) Liens created by licenses granted in the ordinary course of business in any Intellectual Property, (e) Liens securing Indebtedness as disclosed in the Financial Statements, (f) purchase money liens and liens securing rental payments under capital or operating lease arrangements, (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (h) any Liens reflected in the Financial Statements, (i) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Partnership or any of the Partnership Subsidiaries (provided that any such Lien is only the obligation of the Partnership or any of the Partnership Subsidiaries), (j) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (k) any other Liens not described in clauses (a) through (j) above created by this Agreement or connected with the transactions contemplated hereby or by the actions of Parent or any of its Affiliates.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a Governmental Entity.

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and the portion of any Overlap Period beginning after the Closing Date.

“Pre-Closing Period” shall mean all taxable year or other taxable period ending on or prior to the Closing Date and the portion of any Overlap Period ending on and including the Closing Date.

“Pro Rata Portion” shall mean, with respect to each Seller, the  percentage set forth opposite such Seller’s name on Annex 2.

“Purchase Price Adjustment” shall have the meaning given to it in Section 2.7(d).

“Purchase Price Escrow Amount” shall mean $5,000,000, which amount is to be deposited by Parent with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Real Property Leases” shall have the meaning given to it in Section 4.17(b).

“Releasee” shall have the meaning given to it in Section 10.5(b).

“Releasor” shall have the meaning given to it in Section 10.5(b).

“Representatives” of any Person shall mean such Person’s directors, managers, officers, principals, partners, members, employees, agents, attorneys, accountants, consultants, advisors or other authorized representatives.

“Response Action” means any action to (a) clean up or remove Hazardous Materials in the environment, (b) prevent the unauthorized release of Hazardous Materials so they do not migrate, endanger or threaten to endanger the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, maintenance or monitoring with respect to Hazardous Materials at any real property.

“Return” means all returns, declarations, reports, claims for refund, forms, reports, information returns and statement filings for Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“R&W Insurance Policy” means the representation and warranty insurance policy to be issued by Euclid Transactional in the name and for the benefit of Parent, substantially in the form provided to the Partnership on the date hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Adjustment Payment” shall have the meaning given to it in Section 2.7(d)(ii).

“Seller Tax Matter” shall have the meaning given to it in Section 8.1(b).

“Sellers” shall mean, collectively, the holders of Units (other than the GP Units).

“Sellers’ Representative” shall have the meaning given to it in the preamble to this Agreement.

“Solvent” shall mean, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (b) the present fair saleable value of the property of such Person exceeds the amount that shall be required to pay such Person’s probable Liability on its existing debts as they become absolute and matured, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement; (c) such Person has adequate capital to carry on its business; and (d) such Person does not intend or believe it shall incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured Liabilities.

“Specified Customers” shall mean CB&I (customer #140514) and CB&I/Chiyoda/Zachary (customer #186065).

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary”, with respect to any Person (for purposes of this definition, such Person is referred to as the “Controlling Entity”), shall mean any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Entity or any of its Subsidiaries and/or (b) with respect to which the Controlling Entity or any of its Subsidiaries is a general partner or managing member.

“Supplement” shall have the meaning given to it in Section 6.16.

“Surviving GP” shall have the meaning given to it in Section 2.1(a).

“Surviving GP LLC Agreement” shall have the meaning given to it in Section 2.3(a).

“Surviving Partnership” shall have the meaning given to it in Section 2.1(b).

“Surviving Partnership LP Agreement” shall have the meaning given to it in Section 2.3(b).

“Target Closing Working Capital Ceiling” shall equal $75,500,000.

“Target Closing Working Capital Floor” shall equal $74,500,000.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, employment, customs, duties, social security (or similar), unemployment, disability, real property, personal property, registration, value added, alternative or add-on minimum, withholding, escheat or unclaimed property, and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Matter” shall mean any inquiry, audit, examination, contest, assessment, notice of Tax deficiency, claim for refund, administrative or judicial proceedings, or other adjustment of Taxes of or relating to any Tax Liability of GP, the Partnership or the Partnership Subsidiaries.

“Transaction Tax Benefit” shall mean $6,900,000 and shall not be subject to any adjustment in accordance with Section 2.6 or other provisions in this Agreement.

“Transfer Taxes” shall have the meaning given to it in Section 6.11.

“Unit” shall mean a limited partnership interest of the Partnership as set forth in the Partnership LP Agreement.

“W&C” shall have the meaning given to it in Section 6.14.

“WARN Act” shall have the meaning given to it in Section 6.15.

“Welfare Plan” shall have the meaning given to it in Section 4.10(a).

“Willful Breach” shall mean a breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by any party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Working Capital Adjustment” shall have the meaning given to it in Section 2.7(a)(ii)(E).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references in this Agreement to “writing” or comparable expressions include references to facsimile transmission or comparable means of communication (including electronic mail); provided, that the sender complies with Section 10.3;

(b) the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent or Merger Subs, material that has been posted, retained and thereby made available to Parent or Merger Subs through the on-line “virtual data room” established by the Partnership and/or its Representatives as of 8:22 A.M. Eastern Time on the date hereof);

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) references to Articles, Sections, Annexes and Exhibits are references to articles, sections, annexes and exhibits of this Agreement;

(e) the descriptive headings of the several Articles and Sections of this Agreement and the Disclosure Letters are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(f) references to “day” or “days” are to calendar days and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(g) references to “the date hereof” shall mean as of the date of this Agreement;

(h) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(i) this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(j) “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; and

(k) references to “Dollars”, “dollars” or “$” without more are to the lawful currency of the United States of America.

Section 1.3 Exhibits, Annexes and the Disclosure Letters. The exhibits (the “Exhibits”) and annexes (the “Annexes”) to this Agreement and the Disclosure Letters are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

Section 1.4 Knowledge. When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to (a) the “Knowledge of the Partnership” or words of similar import, it shall mean the actual knowledge of the individuals set forth in Section 1.4 of the Partnership Disclosure Letter after reasonable inquiry of the officer or employee of the Partnership or any Partnership Subsidiary who is directly responsible for the subject matter of the applicable representation and warranty and (b) the “Knowledge of Parent and/or Merger Subs” or words of similar import, it shall mean the actual knowledge of the individuals set forth in Section 1.4 of the Parent Disclosure Letter after reasonable inquiry of the officer or employee of Parent or either Merger Sub who is directly responsible for the subject matter of the applicable representation and warranty.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers. At the Closing, upon the terms and subject to the conditions of this Agreement, the following transactions shall occur:

(a) Merger Sub 1 and GP shall duly prepare, execute and acknowledge a certificate of merger (the “GP Certificate of Merger”) in accordance with Section 18-209 of the LLC Act that shall be filed with the Secretary of State of the State of Delaware at such time and in accordance with the provisions of the LLC Act. The GP Merger shall become effective upon the filing of the GP Certificate of Merger (or at such later time set forth in the GP Certificate of Merger as shall be determined by the Sellers’ Representative). The date and time when the GP Merger shall become effective is hereinafter referred to as the “GP Effective Time”. In accordance with the LLC Act, at the GP Effective Time, Merger Sub 1 shall be merged with and into GP, and the separate existence of Merger Sub 1 shall cease, and GP shall continue as the surviving limited liability company under the Laws of the State of Delaware (the “Surviving GP”). From and after the GP Effective Time, the GP Merger shall have the effects set forth in Section 18-209(g) of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the GP Effective Time, all the properties, rights, privileges, powers and franchises of GP and Merger Sub 1 shall vest in the Surviving GP, and all debts, Liabilities, obligations and duties of the GP and Merger Sub 1 shall become debts, Liabilities, obligations and duties of the Surviving GP.

(b) Merger Sub 2 and the Partnership shall duly prepare, execute and acknowledge a certificate of merger (the “Partnership Certificate of Merger”, collectively with the GP Certificate of Merger, the “Certificates of Merger”) in accordance with Section 17-211 of the LP Act that shall be filed with the Secretary of State of the State of Delaware at such time and in accordance with the provisions of the LP Act. The Partnership Merger shall become effective upon the filing of the Partnership Certificate of Merger (or at such later time set forth in the Partnership Certificate of Merger as shall be determined by the Sellers’ Representative). The date and time when the Partnership Merger shall become effective is hereinafter referred to as the “Partnership Effective Time”. In accordance with the LP Act, at the Partnership Effective Time, Merger Sub 2 shall be merged with and into the Partnership, and the separate existence of Merger Sub 2 shall cease, and the Partnership shall continue as the surviving limited partnership under the Laws of the State of Delaware (the “Surviving Partnership”). From and after the Partnership Effective Time, the Partnership Merger shall have the effects set forth in Section 17211(h) of the LP Act. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Effective Time, all the properties, rights, privileges, powers and franchises of the Partnership and Merger Sub 2 shall vest in the Surviving Partnership, and all debts, Liabilities, obligations and duties of the Partnership and Merger Sub 2 shall become debts, Liabilities, obligations and duties of the Surviving Partnership.

Section 2.2 Effective Time.. The last to occur of the GP Effective Time and the Partnership Effective Time shall hereinafter referred to as the “Effective Time”.

Section 2.3 Surviving Organizational Documents.

(a) At the GP Effective Time and without any further action on the part of GP or Merger Sub 1, (i) the certificate of formation of the GP, as in effect immediately prior to the GP Effective Time, shall be the certificate of formation of the Surviving GP as of the GP Effective Time, until duly amended in accordance with such certificate and applicable Law and (ii) the limited liability company agreement of Merger Sub 1 shall be the limited liability company agreement of the Surviving GP as of the Effective Time (the “Surviving GP LLC Agreement”), until duly amended as provided therein or in accordance with applicable Law.

(b) At the Partnership Effective Time and without any further action on the part of the Partnership or Merger Sub 2, (i) the certificate of limited partnership of the Partnership, as in effect immediately prior to the Partnership Effective Time, shall be the certificate of limited partnership of the Surviving Partnership as of the Effective Time, until duly amended in accordance with such certificate and applicable Law and (ii) the limited partnership agreement of Merger Sub 2 shall be the limited partnership agreement of the Surviving Partnership as of the Effective Time (the “Surviving Partnership LP Agreement”), until duly amended as provided therein or in accordance with applicable Law.

(c) At the Effective Time, (i) Parent will be admitted as the sole limited partner of the Surviving Partnership and the sole member of the Surviving GP and (ii) the Surviving GP shall continue as the sole general partner of the Surviving Partnership.

Section 2.4 Managers and Officers of the Surviving GP and the Surviving Partnership.

(a) At the GP Effective Time, the managers of Merger Sub 1 prior to the GP Effective Time shall be the managers of the Surviving GP, each of such managers to hold office, subject to the applicable provisions of the LLC Act and the certificate of formation of the Surviving GP and the Surviving GP LLC Agreement. At the GP Effective Time, the officers of Merger Sub 1 immediately prior to the GP Effective Time shall be the officers of the Surviving GP, each of such officers to hold office, subject to the applicable provisions of the LLC Act and the certificate of formation of the Surviving GP and the Surviving GP LLC Agreement.

(b) At the Partnership Effective Time, the managers of Merger Sub 2 prior to the Partnership Effective Time shall be the managers of the Surviving Partnership, each of such managers to hold office, subject to the applicable provisions of the LP Act and the certificate of limited partnership of the Surviving Partnership and the Surviving Partnership LP Agreement. At the Partnership Effective Time, the officers of Merger Sub 2 immediately prior to the Partnership Effective Time shall be the officers of the Surviving Partnership, each of such officers to hold office, subject to the applicable provisions of the LP Act and the certificate of limited partnership of the Surviving Partnership and the Surviving Partnership LP Agreement.

Section 2.5 Conversion of Units.

(a) At the GP Effective Time, by virtue of the GP Merger and without any action on the part of any Person, (i) each membership interest in GP issued and outstanding immediately prior to the GP Effective Time and all rights in respect thereof shall, by virtue of the GP Merger and without any action on the part of the holder thereof, forthwith cease to exist and be automatically cancelled and no consideration will be received therefor and (ii) each membership interest of Merger Sub 1 issued and outstanding immediately prior to the GP Effective Time, shall be converted into one (1) membership interest of the Surviving GP, as such membership interest is provided for by the Surviving GP LLC Agreement. As of the GP Effective Time, the membership interests of Merger Sub 1 shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holder or holders of such membership interests shall cease to have any rights with respect thereto, except the right to receive membership interests of the Surviving GP to be issued in consideration therefor as provided herein, without interest.

(b) At the Partnership Effective Time, by virtue of the Partnership Merger and without any action on the part of any Person, (i) each Unit issued and outstanding immediately prior to the Partnership Effective Time (other than the GP Units) and all rights in respect thereof shall, by virtue of the Partnership Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to a portion (as determined by the Sellers’ Representative in accordance with the Partnership LP Agreement) of (A) the Final Purchase Price, (B) any

remaining amounts distributable by the Sellers’ Representative in respect of such Units out of the Expense Holdback Amount in accordance with Section 10.16(b), and (C) any amounts distributable by the Sellers’ Representative in respect of such Units out of the Purchase Price Escrow Amount to the Sellers, in each case in accordance with this Agreement and (ii) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Partnership Effective Time, shall be converted into one (1) unit of the Surviving Partnership, as such unit is provided for by the Surviving Partnership LP Agreement. The aggregate of the amounts payable in respect of all Units (other than the GP Units) pursuant to clause (i) of the preceding sentence is referred to herein as the “Merger Consideration”. As of the Partnership Effective Time, the membership interests of Merger Sub 2 shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holder or holders of such membership interests shall cease to have any rights with respect thereto, except the right to receive units of the Surviving Partnership to be issued in consideration therefor as provided herein, without interest.

(c) The GP Units in the Partnership issued and outstanding immediately prior to the Partnership Effective Time will remain outstanding in the form set forth in the Partnership LP Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Units (if any) owned by the Partnership or any of the Partnership Subsidiaries or by Parent or its wholly owned Subsidiaries will automatically be cancelled and no consideration will be received therefor.

(e) After giving effect to the transactions contemplated by this Agreement, Parent shall be the holder, directly or indirectly, of all of the issued and outstanding units of the Surviving Partnership.

Section 2.6 Purchase Price; Delivery of Funds; Payment of Indebtedness and Partnership Transaction Expenses.

(a) At least two (2) Business Days, but not more than five (5) Business Days prior to the Closing Date, the Partnership shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth (A) the Partnership’s good faith estimate of the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) the Partnership’s good faith estimate of the amount of Closing Cash (the “Estimated Closing Cash”), (C) the Partnership Transaction Expenses, (D) the Partnership’s good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), (E) the amount by which such Estimated Closing Working Capital (1) exceeds the Target Closing Working Capital Ceiling (which would be expressed as a positive number) or (2) is less than the Target Closing Working Capital Floor (which would be expressed as a negative number) (each of (1) and (2), the “Estimated Working Capital Adjustment”) (it being understood that if the Estimated Closing Working Capital is neither greater than the Target Closing Working Capital Ceiling nor less than the Target Closing Working Capital Floor, then the Estimated Working Capital Adjustment shall be an amount equal to zero (0)), (F) the Employee Bonuses, itemized by Employee Bonus Recipient, and (G) the Partnership’s good faith estimate of the amount of Net Advanced Billings (the “Estimated Net Advanced Billings”), which statement shall quantify in reasonable detail the estimates of the items constituting such Closing Indebtedness, such Closing Cash, such Partnership Transaction Expenses, such Closing Working Capital, such Estimated Working Capital Adjustment, if any, such Employee Bonuses and such Net Advanced Billings, and in each case calculated in accordance with the terms of this Agreement.

(b) On the Closing Date, immediately prior to the filing of the Certificates of Merger, Parent shall pay to the Sellers’ Representative or its designee, as paying agent, (i) the Initial Purchase Price (on behalf of all Sellers) and (ii) the Expense Holdback Amount, in each case, by wire transfer of immediately available funds to the account(s) of the Sellers’ Representative or its designee, as applicable, such account(s) to be notified by the Sellers’ Representative in writing to Parent at least two (2) Business Days prior to the Closing Date; provided, that any delay in the delivery of such wire instructions shall be without prejudice to the Sellers’ Representative’s or its designee’s right to receive such payments, which shall promptly be paid upon the later of the Closing Date and the receipt of such wire instructions. The Sellers’ Representative or its designee shall disburse the Initial Purchase Price to the Sellers in accordance with this Agreement and the Partnership LP Agreement, as applicable, and Parent shall not have any responsibility for, or obligation with respect to, such disbursement. After making the payments to Sellers’ Representative described in this Section 2.6(b) in accordance herewith, Parent shall not have any liability or obligation to Sellers with respect to such amounts.

(c) At the Closing, Parent shall pay to the holders of the Funded Indebtedness an amount sufficient to repay all such Funded Indebtedness pursuant to the Funded Indebtedness Payoff Letters, with the result that immediately following the Closing there shall be no further monetary obligations of the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries with respect to any Funded Indebtedness outstanding immediately prior to the Closing, as set forth in the Funded Indebtedness Payoff Letters.

(d) At the Closing, Parent shall pay all amounts constituting Partnership Transaction Expenses pursuant to the Partnership Transaction Expense Invoices.

(e) At the Closing, Parent shall pay to the Escrow Agent the Purchase Price Escrow Amount.

(f) At the Closing, Parent shall pay to the Partnership the Employee Bonuses by wire transfer of immediately available funds. Except as otherwise agreed to in writing by Parent and an Employee Bonus Recipient with respect to the portion of the Employee Bonuses payable to such Employee Bonus Recipient, the payment to each Employee Bonus Recipient of the portion of the Employee Bonuses payable to such Employee Bonus Recipient shall be made (without interest and net of all applicable withholding Taxes) by the Partnership to such Employee Bonus Recipient no later than the next regularly scheduled payroll date that is no sooner than three (3) Business Days after the Closing Date.

Section 2.7 Determination of Purchase Price Adjustment.

(a) Promptly after the Closing Date, and in any event not later than seventy-five (75) days following the Closing Date, Parent shall prepare or shall cause the Surviving Partnership to prepare and deliver to the Sellers’ Representative (i) an unaudited consolidated balance sheet of the Partnership as of 11:59 P.M. on the Business Day immediately prior to the Closing Date (the “Closing Balance Sheet”), and (ii) a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of (A) the amount of the Closing Indebtedness, (B) the amount of the Closing Cash, (C) the amount of the Partnership Transaction Expenses, (D) the amount of Closing Working Capital, (E) the amount by which such Closing Working Capital (1) exceeds the Target Closing Working Capital Ceiling (which would be expressed as a positive number) or (2) is less than the Target Closing Working Capital Floor (which would be expressed as a negative number) (the “Working Capital Adjustment”), (it being understood that if the Closing Working Capital neither exceeds the Target Closing Working Capital Ceiling nor is less than the Target Closing Working Capital Floor, then the Working Capital Adjustment shall be an amount equal to zero (0)), (F) the amount of the Net Advanced Billings and (G) a calculation of the Final Purchase Price based on such amounts set forth in the Closing Statement, which statement shall quantify in reasonable detail the calculations of the items constituting such Closing Indebtedness, such Closing Cash, such Partnership Transaction Expenses, such Closing Working Capital, such Working Capital Adjustment, if any, and such Net Advanced Billings, and in each case calculated in accordance with the terms of this Agreement. If Parent fails to timely deliver the Closing Statement in accordance with the immediately preceding sentence within such seventy-five (75)-day period, then, at the election of the Sellers’ Representative in its sole discretion, either (x) the Estimated Closing Statement delivered by the Partnership to Parent pursuant to Section 2.6(a) shall be deemed final for all purposes herein or (y) the Sellers’ Representative shall retain (at the sole cost and expense of Parent) a nationally recognized independent accounting firm to provide an audit of the Surviving Partnership’s books, determine the calculation of, and prepare, the Closing Statement consistent with the provisions of this Section 2.7(a), the determination of such accounting firm being conclusive, final and binding on the parties hereto; provided, however, that, notwithstanding the foregoing, the Sellers’ Representative reserves any and all other rights granted to it in this Agreement. Parent shall promptly reimburse the Sellers’ Representative upon its request for all fees, costs and expenses incurred by the Sellers’ Representative in connection with clause (y) in the immediately preceding sentence. Upon delivery of the Closing Statement by Parent, Parent and the Surviving Partnership shall provide the Sellers’ Representative and its Representatives with reasonable access to Parent’s and the Surviving Partnership’s auditors and accounting and other personnel and to the books and records of the Surviving Partnership, Merger Subs and the Partnership, as the case may be, and any other document or information reasonably requested by the Sellers’ Representative (including the work papers of Parent and the auditors of the Surviving Partnership) necessary to allow the Sellers’ Representative and its Representatives to verify the accuracy of the Closing Statement.

(b) In the event that the Sellers’ Representative does not object to the Closing Balance Sheet or Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Parent within forty-five (45) days after the Sellers’ Representative’s receipt of the Closing Balance Sheet and the Closing Statement, the calculation of the Final Purchase Price pursuant to the Closing Statement shall be deemed final and binding. A Notice of Objection shall set forth in reasonable detail the Sellers’ Representative’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of any Partnership Transaction Expenses, (iv) the Closing Working Capital and the Working Capital Adjustment calculated by reference thereto, (v) the amount of the Net Advanced Billings and (vi)

the calculation of the Final Purchase Price based on such amounts. To the extent that the delivery of any portion of the Purchase Price Escrow Amount is not subject to dispute or objection pursuant to a timely-delivered Notice of Objection, Parent and the Sellers’ Representative shall joint instruct the Escrow Agent to immediately release such portion of the Purchase Price Escrow Amount to Sellers and/or Parent as contemplated by the Closing Statement.

(c) If the Sellers’ Representative delivers a Notice of Objection to Parent within the forty-five (45) day period referred to in Section 2.7(b), then any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and any dispute (all such disputed amounts, the “Disputed Amounts”) shall be resolved as follows:

(i) the Sellers’ Representative and Parent shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. In the event that a written agreement determining the Disputed Amounts has not been reached within ten (10) Business Days (or such longer period as may be agreed by the Sellers’ Representative and Parent) after the date of receipt by Parent from the Sellers’ Representative of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to KPMG US LLP (the “Arbitrator”). If one or more Disputed Amounts are submitted to the Arbitrator for resolution, the Sellers’ Representative and Parent shall enter into a customary engagement letter with, and to the extent necessary each party to this Agreement will waive and cause its controlling Affiliates to waive any conflicts with, the Arbitrator at the time such dispute is submitted to the Arbitrator and shall cooperate with the Arbitrator in connection with its determination pursuant to this Section 2.7. Within ten (10) days after the Arbitrator has been retained, each of Parent, on the one hand, and the Sellers’ Representative, on the other hand, shall furnish, at its own expense to the Arbitrator and substantially simultaneously to the other a written statement of its position with respect to each Disputed Amount. Within five (5) Business Days after the expiration of such ten (10) day period, each of Parent and the Sellers’ Representative may deliver to the Arbitrator its response to the other’s position on each Disputed Amount; provided, that they deliver a copy thereof substantially simultaneously to the other. With each submission, each of Parent and the Sellers’ Representative may also furnish to the Arbitrator such other information and documents as they deem relevant or such information and documents as may be requested by the Arbitrator; provided that they deliver a copy thereof substantially simultaneously to the other. The Arbitrator may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the Disputed Amounts and each of Parent and the Sellers’ Representative shall have the right to present additional documents, materials and other information and to have present its Representatives at such conferences;

(ii) the Sellers’ Representative and Parent shall instruct the Arbitrator to promptly (and in any event within thirty (30) days of the submission of the Disputed Amounts to the Arbitrator) render a decision in accordance with this Section 2.7(c) along with a written statement delivered to each of Parent and the Sellers’ Representative, which shall include the Arbitrator’s (A) determination as to the calculation of each of the

Disputed Amounts and (B) the corresponding corrective calculations set forth in the Closing Statement that are derived from its determination as to the calculations of the Disputed Amounts. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that, absent manifest error (which shall include the Arbitrator’s failure to adhere to the policies set forth in this Section 2.7(c)), will be final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover;

(iii) the Final Purchase Price shall be recalculated based upon the final determination (or deemed determination) of the Arbitrator with respect to the Disputed Amounts and the Final Purchase Price, as so recalculated, shall be deemed to be final and binding;

(iv) in the event the Sellers’ Representative and Parent submit any Disputed Amounts to the Arbitrator for resolution, the Sellers, on a several basis (and not jointly and severally) in accordance with their Pro Rata Portions, on the one hand and Parent, on the other hand, shall each pay their own costs and expenses incurred under this Section 2.7(c) (it being understood that the costs and expenses of the Sellers shall be paid from the Expense Holdback Amount). The Sellers’ Representative shall pay from the Expense Holdback Amount that fraction of the fees and costs of the Arbitrator equal to (1) the absolute value of the difference between the Sellers’ Representative’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts and the Final Purchase Price derived from the Arbitrator’s final determination with respect to the Disputed Amounts over (2) the absolute value of the difference between the Sellers’ Representative’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts and Parent’s calculation of the Final Purchase Price derived from its aggregate position regarding the Disputed Amounts, and Parent shall be responsible for the remainder of such fees and costs; and

(v) the Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 2.7(c), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in Section 2.7(a). The Arbitrator shall only decide the specific items under dispute by the parties and if (A) the Arbitrator’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either the Sellers’ Representative or Parent, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either the Sellers’ Representative or Parent or (B) the Arbitrator’s determination of any Disputed Amount is more than the greater of the amounts claimed by either the Sellers’ Representative or Parent, then such disputed amount shall be deemed to be the greater of the amounts claimed by either the Sellers’ Representative or Parent.

(d) Upon the determination, in accordance with Section 2.7(b) or Section 2.7(c), of the Final Purchase Price, Sellers, on the one hand, or Parent, on the other hand, as the case may be, shall make, or cause to be made, the payment(s) required by this Section 2.7(d).

The amount payable by Sellers, on the one hand, or Parent, on the other hand, pursuant to this Section 2.7(d) is referred to herein as the “Purchase Price Adjustment.”

(i) If the Final Purchase Price is greater than the Initial Purchase Price (a “Parent Adjustment Payment”), then (A) Parent shall cause the Partnership to, within three (3) Business Days after the determination of the Final Purchase Price pursuant to Section 2.7(d), pay by wire transfer of immediately available funds to the Sellers’ Representative or its designee (on behalf of the Sellers) the Parent Adjustment Payment and (B) Parent and the Sellers’ Representative shall jointly instruct the Escrow Agent to immediately release the Purchase Price Escrow Amount to the Sellers’ Representative or its designee (on behalf of the Sellers). Promptly upon receipt of the Parent Adjustment Payment and the Purchase Price Escrow Amount, the Sellers’ Representative or its designee, as applicable, shall pay to each Seller its Pro Rata Portion of the Parent Adjustment Payment and the Purchase Price Escrow Amount, and Parent shall not have any responsibility for, or obligation with respect to, such payment. After those joint payments to Sellers’ Representative described in this Section 2.7(d)(i) are made in accordance herewith, Parent shall not have any liability or obligation to Sellers with respect to such amounts.

(ii) If the Final Purchase Price is less than the Initial Purchase Price, then within three (3) Business Days after the determination of the Final Purchase Price, Parent and the Sellers’ Representative shall jointly instruct the Escrow Agent to immediately release (A) to Parent from the Purchase Price Escrow Amount an amount equal to the amount by which the Initial Purchase Price exceeds the Final Purchase Price (the “Seller Adjustment Payment”) and (B) to Sellers’ Representative or its designee (on behalf of the Sellers) the remaining balance of the Purchase Price Escrow Amount, if any (after giving effect to the distribution in clause (A)). Promptly upon receipt of any amount described in clause (B), the Sellers’ Representative or its designee, as applicable, shall pay to each Seller its Pro Rata Portion of such amount, and Parent shall not have any responsibility for, or obligation with respect to, such payments. After that payment to Sellers’ Representative described in this Section 2.7(d)(ii) is made in accordance herewith, Parent shall not have any liability or obligation to Sellers with respect to such amount. In the event that the Purchase Price Escrow Amount is less than the Seller Adjustment Payment, none of Parent, the Surviving GP, the Surviving Partnership nor any other Person shall have any recourse against any Seller or any other Person with respect to any such deficiency.

Section 2.8 No Further Rights of Transfers.

(a) All member interests in GP cancelled pursuant to Section 2.5(a) will cease to be outstanding and will cease to exist as a result of and pursuant to the GP Merger. At and after the Effective Time, GP Parent shall cease to have any rights as an equityholder of GP, except as otherwise required by applicable Law, and no transfer of membership interests of GP shall be made on the transfer books of the Surviving GP. At the close of business on the day of the Effective Time, the equity interest ledgers of GP shall be closed.

(b) All Units (other than the GP Units) cancelled pursuant to Section 2.5(b) will cease to be outstanding and will cease to exist as a result of and pursuant to the Partnership Merger. At and after the Effective Time, each Seller shall cease to have any rights as an equityholder of the Partnership, except as otherwise required by applicable Law, and no transfer of Units shall be made on the transfer books of the Surviving Partnership. At the close of business on the day of the Effective Time, the equity interest ledgers of the Partnership with respect to the Units (other than the GP Units) shall be closed.

Section 2.9 Closing; Closing Deliverables.

(a) Subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Mergers (the “Closing”) shall take place at 10:00 A.M. at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020-1095, as soon as practicable, but in any event, within two (2) Business Days after the last of the conditions set forth in Article VII is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing; provided, that the Closing shall in no event occur earlier than 11:59 P.M. on January 31, 2018 unless an earlier date is agreed in writing by Parent and the Sellers’ Representative. Such date is herein referred to as the “Closing Date”.

(b) At the Closing, the Partnership shall deliver or cause to be delivered to Parent:

(i) a certificate signed by an authorized officer of the Partnership, dated as of the Closing Date, confirming the matters set forth in Section 7.2(a) and Section 7.2(b) with respect to the Partnership (the “Partnership Officer’s Certificate”);

(ii) a certificate signed by an authorized officer of GP, dated as of the Closing Date, confirming the matters set forth in Section 7.2(a) and Section 7.2(b) with respect to GP (the “GP Officer’s Certificate”);

(iii) counterparts to the Escrow Agreement, duly executed by the Sellers’ Representative;

(iv) a duly executed pay-off letter from each of the holders of the Funded Indebtedness (the “Funded Indebtedness Payoff Letters”), certifying that all such Funded Indebtedness owing to such holder shall have been fully paid, and confirming all Liens securing such Funded Indebtedness shall have been released, upon the receipt by such holder of funds pursuant to Section 2.6(c);

(v) final invoices from each payee of Partnership Transaction Expenses, which invoices shall include the amount of Partnership Transaction Expenses due to such payee and confirmation that upon payment of such amount, such payee shall be owed no further Partnership Transaction Expenses (“Partnership Transaction Expense Invoices”); and

(vi) (A) a certificate, in form and substance as prescribed by Treasury Regulations Section 1.1445-11T(d)(2), stating that (1) fifty percent or more of the value of the gross assets of the Partnership does not consist of “United States real property interests” as defined in Section 897(c) of the Code, or (2) ninety percent or more of the value of the gross assets of the Partnership does not consist of “United States real property interests” as defined in Section 897(c) of the Code plus cash or cash equivalents, and (B) a certificate, in form and substance as prescribed by Treasury Regulations Sections 1.897-2(h)(1) and 1.1445-2(c)(3), stating that FCX Holdings Corp. is not, and has not been during the applicable time period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897 of the Code.

(c) At the Closing, Parent shall deliver or cause to be delivered to the Sellers’ Representative (A) counterparts to the Escrow Agreement, duly executed by Parent and the Escrow Agent and (B) a certificate signed by an authorized officer of Parent, dated as of the Closing Date, confirming the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 2.10 Further Assurances. At and after the Effective Time, the officers and managers of the Surviving GP and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of GP, the Partnership or Merger Subs, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of GP, the Partnership or Merger Subs, as the case may be, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving GP or the Surviving Partnership, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving GP or the Surviving Partnership as a result of, or in connection with, the Mergers.

Section 2.11 Tax Treatment of Payments. Any payments made with respect to adjustments made pursuant to Section 2.7 shall be deemed to be, and each of the Sellers, GP, Parent and Merger Subs shall treat such payments as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes to the extent permitted by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GP

Except as set forth in the disclosure letter delivered by Partnership to Parent (the “Partnership Disclosure Letter”) in connection with this Agreement or in the GP Officer’s Certificate, GP hereby represents and warrants to Parent and Merger Subs on the date hereof and as of the Closing Date as follows:

Section 3.1 Due Organization, Good Standing and Corporate Power. GP is a limited liability company duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. GP is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.2 Authorization; Noncontravention.

(a) GP has the requisite limited liability company power and authority and has taken all limited liability company action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by GP as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by GP, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited liability company or other action. This Agreement has been duly executed and delivered by GP and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of GP enforceable against the Partnership in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement by GP do not, and the consummation of the transactions contemplated by this Agreement by GP will not, (i) conflict with any of the provisions of GP’s certificate of formation, the GP LLC Agreement or other equivalent charter documents, as amended, (ii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 3.4 of the Partnership Disclosure Letter, contravene any domestic or foreign Law or any Order currently in effect, in any material respect or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices set forth in Section 3.4 of the Partnership Disclosure Letter, conflict with or result in a breach of, or default under, any Material Contract except, in the case of clause (iii) above, for such conflicts, breaches or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the GP.

Section 3.3 Capitalization.

(a) The authorized equity capitalization of GP is set forth in Section 3.3(a) of the Partnership Disclosure Letter. All issued and outstanding membership interests of GP are held as set forth in Section 3.3(a) of the Partnership Disclosure Letter. All issued and outstanding membership interests of GP have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in Section 3.3(a) of the Partnership Disclosure Letter, no membership interests of GP were reserved for issuance. Except as described in this Section 3.3 and as set forth in Section 3.3(a) of the Partnership Disclosure Letter, GP is not a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates GP to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests of GP. Except as set forth in Section 3.3(a) of the Partnership Disclosure Letter, there are no voting trusts or other agreements or understandings to which GP is a party with respect to the voting of any membership interests of GP. GP has no outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with GP Parent on any matter.

(b) Except as set forth in Section 3.3(b) of the Partnership Disclosure Letter, GP owns no equity interest (other than GP Units in the Partnership) in any Person.

Section 3.4 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to GP in connection with the execution and delivery of this Agreement by GP or the consummation by GP of the transactions contemplated by this Agreement, except for (a) the Certificates of Merger, (b) the consents or filings set forth in Section 3.4 of the Partnership Disclosure Letter and (c) any other consents or filings which, if not made or obtained, would not reasonably be expected to be, individually or in the aggregate, material to the GP.

Section 3.5 Tax Matters. Except as set forth in Section 3.5 of the Partnership Disclosure Letter:

(a) Tax Returns. All material Returns that are required to be filed by or with respect to GP, have been filed on or prior to the date hereof (taking into account any applicable extension of time within which to file), and all such Returns are correct and complete in all material respects.

(b) Payment of Taxes. All material Taxes and material Tax Liabilities of GP that are due and payable on or prior to the Closing Date have been (or will be) paid on or prior to the Closing Date or accrued on the books and records of GP in accordance with GAAP.

(c) Other Tax Matters.

(i) GP is not the subject of an audit or other examination relating to the payment of Taxes of GP by the tax authorities of any nation, state or locality nor has GP received any written notices from any taxing authority that such an audit or examination is contemplated or pending.

(ii) GP (A) has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of any material Taxes of GP that has not expired or (B) is not presently contesting any material Tax Liability of GP before any court, tribunal or agency.

(iii) GP is and has at all times since its formation been treated as an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3(b)(l)(ii) for U.S. federal income tax purposes.

(iv) There are no Liens (other than Permitted Liens) on any of the assets of GP.

(v) To the knowledge of GP and other than the Partnership LP Agreement, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which GP is a party and that could be treated as a partnership for federal income Tax purposes.

(vi) No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where GP does not file Returns that GP is or may be subject to taxation by that jurisdiction nor, to the knowledge of GP, is there any factual or legal basis for any such claim.

(vii) GP has not been, nor will it be, required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (A) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Closing Date, (B) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (C) as a result of any prepaid amount received on or prior to the Closing Date.

(viii) No equity interest in GP is or has been a United States real property interest as defined in Section 897(c)(1) of the Code.

Notwithstanding anything herein to the contrary, the representations and warranties in this Section 3.5: (i) refer only to the activities of GP on or prior to the Closing Date and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof, including the portion of any Overlap Period beginning after the Closing Date) beginning after, or Tax positions taken after, the Closing Date and (ii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that GP may have.

Section 3.6 Broker’s or Finder’s Fee. Except for the fees of Robert W. Baird & Co. and Stephens Inc. (collectively, the “Financial Advisors”) (whose fees and expenses shall be paid by the Partnership in accordance with the Partnership’s respective agreements with each of the Financial Advisors), GP is not a party to any Contract whereby any agent, broker, Person or firm acting on behalf of GP is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from GP or Parent or any of its Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.7 Other Activities. Except as set forth in Section 3.7 of the Partnership Disclosure Letter, GP was formed solely for the purpose of holding direct or indirect equity interests and acting as the general partner of the Partnership and engaging in any acts, actions and activities incidental thereto (including the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, and all other acts, actions and activities incidental thereto) and has not engaged in any other material activities or conducted any material business or operations, or incurred any material liabilities or obligations, in each case not related to the foregoing.

Section 3.8 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by GP in this Article III (as modified by the Partnership Disclosure Letter) and in Article IV (as modified by the Partnership Disclosure Letter) are the exclusive representations and warranties made by GP or any other Person with respect to GP, including its businesses and assets or the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. GP hereby disclaims any other express or implied, written or oral, representations or warranties with respect to GP, its businesses and assets, the membership interests of GP and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein, the condition of the businesses and assets of GP and the membership interests of GP shall be “as is”, “where is” and “with all faults” and GP makes no warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to its businesses and any of its assets or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Neither GP, nor GP Parent, nor any other Person, is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of GP made, communicated or furnished (orally or in writing) to Parent, Merger Subs or their respective Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Parent, Merger Subs and their respective Affiliates and their respective Representatives), and GP and GP Parent hereby disclaim all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Parent or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of GP or GP Parent or their respective Affiliates or their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership Disclosure Letter or in the Partnership Officer’s Certificate, GP and the Partnership hereby represents and warrants to Parent and Merger Subs on the date hereof and as of the Closing Date as follows:

Section 4.1 Due Organization, Good Standing and Corporate Power. The Partnership is a limited partnership duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Section 4.1 of the Partnership Disclosure Letter sets forth each Subsidiary of the Partnership (together, the “Partnership Subsidiaries”). Each Partnership Subsidiary is a corporation or limited liability company duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Partnership and each of the Partnership Subsidiaries is duly qualified or licensed to do business and is in good standing

(or the equivalent thereof) in each jurisdiction in which the character or location of the properties it owns, leases or operates or the nature of the business it conducts makes such qualification, license or good standing (or the equivalent thereof) necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or the equivalent thereof) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.2 Authorization; Noncontravention.

(a) The Partnership has the requisite limited partnership power and authority and has taken all limited partnership action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Partnership as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Partnership, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary limited partnership or other action. This Agreement has been duly executed and delivered by the Partnership and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement by the Partnership do not, and the consummation of the transactions contemplated by this Agreement by the Partnership will not, (i) conflict with any of the provisions of the Partnership’s certificate of limited partnership, the Partnership LP Agreement or other equivalent charter documents, as amended, (ii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 4.4 of the Partnership Disclosure Letter, contravene any domestic or foreign Law or any Order currently in effect, in any material respect or (iii) subject to the consents, approvals, authorizations, declarations, filings and notices set forth in Section 4.4 of the Partnership Disclosure Letter, conflict with or result in a breach of, or default under, any Material Contract except, in the case of clause (iii) above, for such conflicts, breaches or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the Partnership and the Partnership Subsidiaries, taken as a whole.

Section 4.3 Capitalization.

(a) The authorized equity capitalization of the Partnership consists of seven (7) classes of Units, designated (i) Preferred Units (Capital Interest), (ii) Common Units (Capital Interest), (iii) Preferred Units (Priority Profits Interest), (iv) Common Units (Priority Profits Interest), (v) Common Units (Incentive Profits Interest-Time Based), (vi) Common Units (Incentive Profits Interest-Performance Based A) and (vii) Common Units (Incentive Profits Interest-Performance Based B) as reflected in the Partnership LP Agreement. Record ownership of all issued and outstanding Units are held as set forth in Section 4.3(a) of the Partnership Disclosure Letter. Section 4.3(a) of the Partnership Disclosure Letter sets forth the authorized equity capitalization of each Partnership Subsidiary, as well as the holders of record ownership of all issued and outstanding capital of each Partnership Subsidiary. All Units and all issued and outstanding membership interests or shares of capital stock or other equity interests of each of the Partnership Subsidiaries, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to any preemptive rights. Except as set forth in Section 4.3(a) of the Partnership Disclosure Letter, no membership interests, partnership interests, shares of capital stock or other equity securities of the Partnership or the Partnership Subsidiaries were reserved for issuance. Except as described in this Section 4.3 and as set forth in Section 4.3(a) of the Partnership Disclosure Letter, neither the Partnership nor any of the Partnership Subsidiaries is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any of the membership interests, partnership interests, shares of capital stock or other equity interest in the Partnership or any Partnership Subsidiary. Except as set forth in Section 4.3(a) of the Partnership Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Partnership or any Partnership Subsidiary is a party with respect to the voting of any membership interests, partnership interests, shares of capital stock or other equity interests of the Partnership or any Partnership Subsidiary. Neither the Partnership nor any Partnership Subsidiary has any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with Sellers or any equityholders of any Partnership Subsidiary on any matter.

(b) Except as set forth in Section 4.3(b) of the Partnership Disclosure Letter, neither the Partnership nor any Partnership Subsidiary owns any equity interest (other than equity interests in the Partnership Subsidiaries) in any Person.

Section 4.4 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no notice to, consent of or filing with any Governmental Entity, which has not been received or made, is necessary or required with respect to the Partnership or any Partnership Subsidiary in connection with the execution and delivery of this Agreement by the Partnership or the consummation by the Partnership of the transactions contemplated by this Agreement, except for (a) the Certificates of Merger, (b) the notices, consents or filings set forth in Section 4.4 of the Partnership Disclosure Letter and (c) any other consents or filings which, if not made or obtained, would not reasonably be expected to be, individually or in the aggregate, material to the Partnership and the Partnership Subsidiaries, taken as a whole.

Section 4.5 Financial Statements; No Undisclosed Liabilities.

(a) The Partnership has made available to Parent (i) the audited consolidated balance sheet of the Partnership and the Partnership Subsidiaries (other than Eads Distribution, LLC (“Eads”), FCX-Eads Blocker 1, LLC (“Eads Blocker 1”), FCX-Eads Blocker 2 Corp. (“Eads Blocker 2”) and Basin Engine & Pump, Inc. (“Basin”)) and the related audited consolidated statements of operations, members’ equity and cash flows for the fiscal year ended December 31, 2016 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Partnership and the Partnership Subsidiaries (other than Eads, Eads Blocker 1, Eads Blocker 2 and Basin) as of October 31, 2017 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations, members’ equity and cash flows for the ten (10) months ended on the Balance Sheet Date (the “Interim Financial Statements” and together with the Audited Financial Statements, in each case including the footnotes thereto, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, except as otherwise described therein or in Section 4.5(a) of the Partnership Disclosure Letter.

(b) The balance sheet referred to in Section 4.5(a)(ii) fairly presents, in all material respects, the consolidated financial position of the Partnership and the Partnership Subsidiaries (other than Eads, Eads Blocker 1, Eads Blocker 2 and Basin), as of the Balance Sheet Date, and the related statements of operations, members’ equity and cash flows fairly present, in all material respects, the consolidated results of the operations, members’ equity and cash flows of the Partnership and the Partnership Subsidiaries (other than Eads, Eads Blocker 1, Eads Blocker 2 and Basin) for the ten (10) months then ended.

(c) The Financial Statements have been derived from the accounting, corporate and financial books and records that relate to the business of the Partnership and the Partnership Subsidiaries (other than Eads, Eads Blocker 1, Eads Blocker 2 and Basin).

(d) The Partnership and the Partnership Subsidiaries (other than Eads, Eads Blocker 1, Eads Blocker 2 and Basin) do not have any material Liabilities that are required to be set forth in an audited consolidated balance sheet prepared in accordance with GAAP, except for Liabilities (i) reflected on the Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date or which would be included in Estimated Closing Working Capital or (iii) incurred in connection with the transactions contemplated hereby.

(e) The Partnership has made available to Parent (i) the balance sheet of Eads (“Latest Eads Balance Sheet”) as of September 30, 2017 (such date, the “Latest Eads Balance Sheet Date”), and the related income statements and statement of cash flows for the nine-month period then ended (the “Interim Eads Financial Statements”), and (ii) the audited consolidated balance sheet of Eads Investment Holdings, LLC (“Eads Seller”) and Eads as of December 31, 2016, and the related audited consolidated statements of operations, capital and cash flows for the year then ended (the “Audited Eads Financial Statements”, and together with the Interim Eads Financial Statements, the “Eads Financial Statements”). The Eads Financial Statements fairly present in all material respects the financial condition and results of operations of Eads at the respective dates and for the respective periods described above. Eads has no Liability required under GAAP to be disclosed in a balance sheet of Eads, other than any Liability (A) incurred in the Eads Ordinary Course of Business since the Latest Eads Balance Sheet Date, (B) reflected on the Eads Financial Statements, (C) that is set forth in Section 4.5(e) of the Partnership Disclosure Letter, (D) that is a future executory Liability arising under any Material Contract (other than a breach thereof) or (E) incurred by or on behalf of Eads in connection with the Eads SPA, the Transaction Documents (as defined in the Eads SPA) and the transactions contemplated hereby and thereby.

(f) The Partnership has made available to Parent (i) Basin’s unaudited balance sheet as of December 31, 2016, and the related statements of income and cash flows for the fiscal year then ended (the “Annual Basin Financial Statements”) and (ii) Basin’s unaudited balance sheet as of October 31, 2017 (the “Latest Basin Balance Sheet”) and the statement of income for the ten (10) months then ended (the “Interim Basin Financial Statements” and, together with the Annual Basin Financial Statements, the “Basin Financial Statements”). Except as set forth on Section 4.5(f) of the Partnership Disclosure Letter, the Basin Financial Statements present fairly in all material respects the financial condition and results of operations of Basin as of the times and for the periods referred to therein, subject in the case of the Interim Basin Financial Statements to (x) changes resulting from normal year-end adjustments (which changes will not, individually or in the aggregate, be material to Basin’s financial position and results of operations), and (y) the absence of footnote disclosures and other presentation items which, if presented, would not be materially different from those in the Annual Basin Financial Statements. Basin does not have any Liabilities required under GAAP to be disclosed in a balance sheet of Basin, except for (A) Liabilities in the aggregate adequately disclosed, provided for, reflected in, reserved against or otherwise described in the Latest Basin Balance Sheet included in the Basin Financial Statements (or in any notes thereto) or included as a current liability in the calculation of Closing Net Working Capital (as defined in the Basin SPA), (B) Liabilities under Contracts to which Basin or any of its assets may be bound that were entered into in the Basin Ordinary Course of Business, (C) Liabilities disclosed on Section 4.5(f) of the Partnership Disclosure Letter, (D) Liabilities which have arisen in the Basin Ordinary Course of Business since October 31, 2017 and (E) Liabilities under the Basin SPA.

(g) The Partnership has made available to Parent (i) the unaudited balance sheet of The Massey Company, Inc. (“Massey”) as of December 31, 2016 (the “Massey Balance Sheet”) and the unaudited balance sheet of Massey as of September 30, 2017, and the related unaudited statements of operations of Massey for the year ended December 31, 2016 and the unaudited statement of operations of Massey for the nine (9) months ended September 30, 2017 (the “Massey Financial Statements”). The Massey Financial Statements have been derived from the books and records of Massey. The Massey Financial Statements fairly present the financial condition and results of operations of Massey and the Massey Business, as applicable, as of the dates and for the periods indicated. The Massey Business does not have any Liabilities or Indebtedness of any nature or kind required under GAAP to be disclosed in a balance sheet of Massey except (i) as disclosed and/or reserved against on the Massey Balance Sheet, (ii) Liabilities and Indebtedness incurred subsequent to the date of the Massey Balance Sheet in Massey Ordinary Course of Business and (iii) the Excluded Liabilities (as defined in the Massey APA).

(h) The Partnership has made available to Parent the unaudited balance sheet of Encova Consulting, Inc. (“Encova”) as of December 31, 2016 and the related unaudited statements of operations of Encova for the year ended December 31, 2016 (collectively, the “Encova Financial Statements”). The Encova Financial Statements have been derived from the books and records of Encova. Subject to the exceptions described on Section 4.5(h) of the Partnership Disclosure Letter, the Encova Financial Statements fairly present the financial condition and results of operations of Encova and the Encova Business, as applicable, as of the dates and for the periods indicated (subject to the absence of footnote disclosure and, in the case of the interim statements, normal year-end adjustments (which will not be material individually or in the aggregate)). Subject to the exceptions described on Section 4.5(h) of the Partnership Disclosure Letter, all Liabilities of Encova required under GAAP to be disclosed in a balance sheet of Encova that relate to the Encova Business which existed at the date of such Encova Financial Statements have been recorded in the statements of assets and liabilities included in the Encova Financial Statements or disclosed in notes to the Encova Financial Statements to the extent such Liabilities were required, under GAAP, to be so recorded and/or disclosed.

Section 4.6 Absence of Certain Changes. Except as set forth in Section 4.6 of the Partnership Disclosure Letter, during the period from December 31, 2016 to the date hereof, (a) the businesses of the Partnership and each of the Partnership Subsidiaries have been conducted in all material respects in the ordinary course, (b) neither the Partnership nor any Partnership Subsidiary has materially increased the compensation of any officer or granted any general, material salary increase to their respective employees, other than in the ordinary course of business or as required by applicable Law or collective bargaining agreement, (c) neither the Partnership nor any Partnership Subsidiary has acquired or divested any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or sale, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing, (d) there has been no material change by the Partnership or the Partnership Subsidiaries in accounting principles, practices or methods except as required by Law or GAAP and (e) there has not occurred a Partnership Material Adverse Effect.

Section 4.7 Compliance with Laws. (a) The operations of the Partnership and the Partnership Subsidiaries are being, and since October 15, 2012 have been, conducted in material compliance with all Laws and Orders applicable to the Partnership and the Partnership Subsidiaries and (b) neither the Partnership nor any Partnership Subsidiary is in receipt of any written notice with respect to any failure to materially comply with any provision of any applicable Law or Order.

Section 4.8 Permits. Except as set forth in Section 4.8 of the Partnership Disclosure Letter, the Partnership and the Partnership Subsidiaries hold all material federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the business of the Partnership and/or the Partnership Subsidiaries as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets.

Section 4.9 Litigation. Except as set forth in Section 4.9 of the Partnership Disclosure Letter, (a) as of the date hereof, there is no material Action pending, or, to the Knowledge of the Partnership, threatened in writing, against the Partnership or any of the Partnership Subsidiaries, and (b) there is no Action pending, or, to the Knowledge of the Partnership, threatened in writing, against the Partnership or any of the Partnership Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of GP or the Partnership to timely perform their respective obligations hereunder or timely consummate the transactions contemplated hereby.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Partnership Disclosure Letter sets forth a complete list of each material Employee Benefit Plan. As used herein, “Employee Benefit Plan” (or “Plan”) means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employee pension benefit plan as defined in Section 3(2) of ERISA (a “Pension Plan”); (iii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA (a “Welfare Plan”); and (iv) each compensation and employment arrangement or agreement, including, but not limited to, any fringe benefit, incentive compensation, phantom stock, bonus, severance, vacation, deferred compensation, supplemental executive compensation plan, employment agreement, salary continuation, incentive, stock option, retirement, pension, or profit sharing plans, Contracts, programs, funds or arrangements of any kind (each, a “Benefit Arrangement) that is maintained by the Partnership or any Partnership Subsidiary. Since October 15, 2012, each Employee Benefit Plan has been maintained, operated and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws and Orders.

(b) The form of each Pension Plan and each Welfare Plan is in compliance in all material respects with the applicable terms of ERISA, the Code, and all other Applicable Laws and written applicable Plan documents. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter, or in case of a master prototype plan, a favorable opinion letter, from the Internal Revenue Service as to its qualified status, and, to the Knowledge of the Partnership, nothing has occurred since the date of such determinations that is likely to cause the loss of such qualification. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or applicable Laws, other than as would not reasonably be expected to result in a material liability to the Partnership, any Partnership Affiliate or any ERISA Affiliate. Except as required by the Code or this Agreement, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Partnership, any Partnership Subsidiary or an ERISA Affiliate. No written or, to the Knowledge of the Partnership, oral representations have been made to any employee or former employee of the Partnership, any Partnership Subsidiary or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). Neither the Partnership, nor any Partnership Subsidiary nor any ERISA Affiliate has at any time within six years sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), a multiple employer plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”), or a voluntary employees’ beneficiary association, as defined in Section 501(c)(9) of the Code. Except for ordinary benefit payment obligations under the Plans set forth on Section 4.10(b) of the Partnership Disclosure Letter, no act or omission has occurred with respect to any Pension Plan, Welfare Plan, Benefit Arrangement, Multiemployer Plan, or Multiple Employer Plan that will result in any material liability to the Partnership, any Partnership Subsidiary or Parent or will have an adverse impact upon the Partnership or any Partnership Subsidiary or subject the Partnership, any Partnership Subsidiary or Parent’s assets to any lien under ERISA, the Code, or applicable Laws. Each Plan that is a nonqualified deferred compensation plan, as defined in Section 409A(d)(1) of the Code, has been operated in compliance, in all material respects, with the provisions of Section 409A. As used herein, the term “ERISA Affiliate” shall mean the Partnership, any Partnership Subsidiary and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Partnership or any Partnership Subsidiary within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

(c) The Partnership has made available or furnished to Parent copies of all such Plans, all amendments related thereto, all related funding arrangements, all actuarial valuation reports for the most recent five years, if any, all Forms 5500 with schedules thereto for the most recent three years, the most recent determination or opinion letter (as applicable) issued by the Internal Revenue Service for each Pension Plan, and the most recent summary plan description (if applicable).

(d) Except as set forth in Section 4.10(d) of the Partnership Disclosure Letter,

(i) no Plan that is a funded pension plan and no trust established thereunder has any accumulated funding deficiency within the meaning of Section 302(a) of ERISA and Section 412 of the Code, ( ) to the Knowledge of the Partnership, no reportable event within the meaning of Section 4043 of ERISA or “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Plan and no tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof, (iii) neither the Sellers nor any Partnership Subsidiary has incurred any Liability to the Pension Benefit Guaranty Corporation with respect to any Plan which is a pension plan subject to Title IV of ERISA other than liability for premiums (which have been paid when due); and (iv) all material amounts required to be paid pursuant to each by the Plans on or before the Closing Date have been paid by the Closing Date.

(e) Each Welfare Plan that provides medical benefits to employees of the Partnership or the Partnership Subsidiaries has been operated in compliance in all material respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code (“COBRA”), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

(f) Notice of any Plan required to be given to the Department of Labor under Section 2520.104.23 of Title 29 of the Code of Federal Regulations has been given.

(g) Except as set forth in Section 4.10(g) of the Partnership Disclosure Letter, there is no audit or Proceeding that is in process by, or for which notification has been received from, any Governmental Authority, with respect to any Plan.

(h) Except as set forth in Section 4.10(h) of the Partnership Disclosure Letter, there are no claims pending (other than routine claims for benefits) by or on behalf of any of the Plans by any employee or beneficiary covered under any such Plan that would reasonably be expected to result in a material liability to the Partnership or any Partnership Subsidiary or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(i) Neither the Partnership nor any of the Partnership Subsidiaries, nor, to the Knowledge of the Partnership, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA or a Tax pursuant to Section 4975 of the Code that in each case would reasonably be expected to result in a material liability to the Partnership or any Partnership Subsidiary or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

Section 4.11 Labor Matters.

(a) Except as set forth in Section 4.11(a) of the Partnership Disclosure Letter, neither the Partnership nor any of the Partnership Subsidiaries is a party to a collective bargaining agreement with any labor union. No labor union has made a pending demand for recognition or certification with respect to the employees of the Partnership or any of the Partnership Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Partnership, threatened in writing to be brought or filed with the National Labor Relations Board or any other Governmental Entity with respect to the employees of the Partnership or any of the Partnership Subsidiaries. To the Knowledge of the Partnership, as of the date hereof, there are no presently pending or threatened in writing strikes, lockouts, work stoppages or collective labor disputes affecting the employees of the Partnership or any Partnership Subsidiary.

(b) The Partnership and the Partnership Subsidiaries are in material compliance with all applicable Laws relating to labor or employment relations or practices, including Laws relating to employee health and safety matters, overtime pay and exempt and non-exempt classification of employees. Except as set forth in Section 4.11(b) of the Partnership Disclosure Letter, there is no material Action presently pending or, to the Knowledge of the Partnership, threatened in writing, against the Partnership or any of the Partnership Subsidiaries with respect to its or their labor or employment relations.

Section 4.12 Tax Matters. Except as set forth in Section 4.12 of the Partnership Disclosure Letter:

(a) Tax Returns. The Partnership and each of the Partnership Subsidiaries has filed or caused to be filed all material Returns that are required to be filed by, or with respect to, the Partnership and the Partnership Subsidiaries on or prior to the date hereof (taking into account any applicable extension of time within which to file), and all such Returns are correct and complete in all material respects.

(b) Payment of Taxes. All material Taxes and material Tax Liabilities of the Partnership and the Partnership Subsidiaries that are due and payable on or prior to the Closing Date have been (or will be) paid on or prior to the Closing Date or accrued on the books and records of the Partnership and the Partnership Subsidiaries in accordance with GAAP.

(c) Other Tax Matters.

(i) Neither the Partnership nor the Partnership Subsidiaries are the subject of an audit or other examination relating to the payment of Taxes of the Partnership or the Partnership Subsidiaries by the tax authorities of any nation, state or locality nor have the Partnership or the Partnership Subsidiaries received any written notices from any taxing authority that such an audit or examination is contemplated or pending.

(ii) Neither the Partnership nor the Partnership Subsidiaries (A) have entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of any material Taxes of the Partnership or the Partnership Subsidiaries that has not expired or (B) are presently contesting any material Tax Liability of the Partnership or the Partnership Subsidiaries before any court, tribunal or agency.

(iii) All material Taxes that the Partnership or the Partnership Subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(iv) Neither the Partnership nor any Partnership Subsidiary is a party to or bound by any Tax allocation, sharing or similar agreement, the primary subject matter of which relates to Taxes.

(v) Neither the Partnership nor any Partnership Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(vi) Neither the Partnership nor FCX Intermediate Holdings, LLC has ever been treated as corporation for federal income tax purposes.

(vii) The Partnership has furnished or made available to Parent true and complete copies of each federal income tax Return filed by the Partnership and each of the Partnership Subsidiaries for the three most recent taxable years. Partnership has furnished to Parent any foreign Returns filed by Partnership or any of the Partnership Subsidiaries for the three most recent taxable years.

(viii) None of the Partnership Subsidiaries has (i) been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was FCX Holdings Corp) and (ii) have any liability for the Taxes of any Person, other than the Partnership and the Partnership Subsidiaries, under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise.

(ix) To the Knowledge of the Partnership and other than the Partnership LP Agreement or any organizational document of any Partnership Subsidiaries, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Partnership or any of the Partnership Subsidiaries is a party and that would be treated as a partnership for federal income Tax purposes.

(x) Neither the Partnership nor any of the Partnership Subsidiaries has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(xi) No written claim has been made in the last five (5) years by a taxing authority in a jurisdiction where the Partnership or the Partnership Subsidiaries do not file Returns that the Partnership (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor, to the Knowledge of the Partnership, is there any factual or legal basis for any such claim.

(xii) None of the Partnership Subsidiaries has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

(xiii) None of the Partnership Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xiv) The Partnership and the Partnership Subsidiaries have disclosed in their Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(xv) No gain recognition agreement has been entered into by either the Partnership or any of the Partnership Subsidiaries and no private letter rulings or closing agreements have been obtained by either the Partnership or any of the Partnership Subsidiaries that will have any effect on the Tax Returns, Tax positions or other filings of the Partnership or any of the Partnership Subsidiaries subsequent to the Closing Date.

(xvi) None of the Partnership Subsidiaries is or has been at any time a “passive foreign investment company” as that term has been defined from time to time in Section 1297 of the Code.

(xvii) The Partnership and each of the Partnership Subsidiaries is in material compliance with all terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(xviii) None of the Partnership Subsidiaries has ever elected to be treated as an S corporation under Section 1362 of the Code or any corresponding provision of federal or state Law.

(xix) There is no agreement, contract or arrangement to which the Partnership or any of the Partnership Subsidiaries is a party that would reasonably be expected to, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 162 (other than 162(a)) or 404 of the Code. Neither the execution and delivery of this Agreement, nor equityholder or other approval of this Agreement nor the consummation of the Mergers would reasonably be expected to, either alone or in combination with another event, result in the payment of any amount that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(xx) To the Knowledge of the Partnership, neither the Partnership nor any of the Partnership Subsidiaries has any net operating losses or tax credits that would be subject to limitation under Code Sections 382, 383, or 384, or any similar state Tax statute or regulation.

(xxi) To the Knowledge of the Partnership, the unpaid income Taxes of the Partnership and each of the Partnership Subsidiaries (A) did not, as of the most recent calendar month end, materially exceed the reserve for income Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet described in Section 4.5 setting forth the financial position of the relevant Partnership and/or Partnership Subsidiaries (rather than in any notes thereto) and (B) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Partnership and each of the Partnership Subsidiaries in filing its Tax Returns. Since the date of the Audited Financial Statements, neither the Partnership nor any Partnership Subsidiary has incurred any material liability for income Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(xxii) Neither the Partnership nor any of the Partnership Subsidiaries has been, nor will any of them be, required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Closing Date, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the Closing Date.

(d) Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.12: (i) refer only to the activities of the Partnership and the Partnership Subsidiaries on or prior to the Closing Date and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof, including the portion of any Overlap Period beginning after the Closing Date) beginning after, or Tax positions taken after, the Closing Date and (ii) are not representations or warranties as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that the Partnership or any Partnership Subsidiary may have.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Partnership Disclosure Letter sets forth all material patents, trademark registrations, service mark registrations, Internet domain name registrations, copyright registrations, and all pending applications for any of the foregoing that are owned by the Partnership or the Partnership Subsidiaries (the “Partnership Intellectual Property”). The Partnership or one of the Partnership Subsidiaries owns or has the right, free of all Liens, except for Permitted Liens, to use (i) all material Intellectual Property necessary to conduct the businesses of the Partnership and the Partnership Subsidiaries substantially as presently conducted and (ii) all material entity names, trademarks and service marks without restrictions on future use.

(b) Neither the Partnership nor any Partnership Subsidiary has received since January 1, 2016 a written notice of any claim challenging the use or ownership by the Partnership or the Partnership Subsidiaries of any material Intellectual Property.

(c) To the Knowledge of the Partnership, no third party is infringing, violating or misappropriating any of the Partnership Intellectual Property.

(d) The Partnership and the Partnership Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all material trade secrets owned by the Partnership or the Partnership Subsidiaries.

Section 4.14 Broker’s or Finder’s Fee. Except for the fees of the Financial Advisors (whose fees and expenses shall be paid by the Partnership in accordance with the Partnership’s respective agreements with each of the Financial Advisors), neither the Partnership nor any Partnership Subsidiary is a party to any Contract whereby any agent, broker, Person or firm acting on behalf of the Partnership or any Partnership Subsidiary is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Partnership, any Partnership Subsidiary or Parent or any of its Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.15 Material Contracts. Section 4.15 of the Partnership Disclosure Letter contains a list, as of the date hereof, of the following Contracts (each, a “Material Contract”) to which the Partnership or a Partnership Subsidiary is party (other than purchase orders): (a) Contracts involving future payments by the Partnership or any Partnership Subsidiary in excess of $300,000 in any future calendar year that cannot be terminated without penalty by the Partnership or any Partnership Subsidiary upon sixty (60) days’ or less prior notice, (b) Contracts that materially restrain, limit or impede the Partnership’s or the Partnership Subsidiaries’ ability to compete with or conduct any business or line of business (other than distribution Contracts that contain such restrictions, limitations or impediments relating to the products and territories that are the subject of such distribution Contracts), (c) Contracts with Affiliates, (d) employment Contracts and severance Contracts with employees, (e) Contracts with respect to Indebtedness of the Partnership or any Partnership Subsidiary, (f) Government Contracts, (g) partnership, joint venture, strategic alliance, stockholders’, joint development or similar Contracts, (h) Contracts for management services, financial advisory or similar arrangements that will not terminate at the Closing without further liability to or obligations of the Partnership or the Partnership Subsidiaries, other than such Contracts that have terminated but for customary indemnification or confidentiality provisions that remain operative, and (j) Contracts involving any resolution or settlement of any actual or threatened Action, litigation, arbitration, claim or other dispute and involving any outstanding payment obligations or containing any restrictions on the operations of the Partnership or any Partnership Subsidiary other than any confidentiality, release or non-disparagement provisions. Notwithstanding anything in this Section 4.15, “Material Contracts” shall not include any Contract that will be fully performed or satisfied as of or prior to Closing. True and complete copies of all Material Contracts have been made available to Parent and (i) neither the Partnership nor any of the Partnership Subsidiaries is in material default under any Material Contract and (ii) to the Knowledge of the Partnership, no other party to any Material Contract is in default under such Material Contract.

Section 4.16 Environmental Matters. Except as set forth in Section 4.16 of the Partnership Disclosure Letter:

(a) (i) the Partnership and each Partnership Subsidiary is and has been since October 15, 2012 in compliance in all material respects with all applicable Environmental Laws, (ii) the Partnership and each Partnership Subsidiary has obtained, and is in compliance with, all Permits required under applicable Environmental Laws in connection with the operation of its properties, assets and business, (iii) there are no Actions by any Governmental Entity or other Person pending or threatened in writing in connection with the past or present operations of the business, properties or assets of the Partnership or any of the Partnership Subsidiaries under any Environmental Law, (iv) neither the Partnership nor any Partnership Subsidiary is subject to any Order or settlement addressing a violation of or Liability under any Environmental Law, (v) there has been no release, discharge or disposal of Hazardous Materials in violation of any Environmental Laws by the Partnership or any Partnership Subsidiary (1) on, under, in or at any real property currently owned or leased by the Partnership or the Partnership Subsidiaries, or (2) to the Knowledge of the Partnership, on, under, in or at any real property formerly owned or leased by the Partnership or the Partnership Subsidiaries, and (vi) neither the Partnership nor any Partnership Subsidiary is conducting any Response Action relating to any release, discharge or disposal of Hazardous Materials.

(b) There are no conditions or circumstances that would reasonably be expected to prevent or interfere with the use by the Partnership or any Partnership Subsidiary of any real property owned by the Partnership or any Partnership Subsidiary, or subject to the Real Property Leases, in their respective businesses in material compliance with Environmental Laws and, to the Knowledge of the Partnership, no such real property contains any (i) underground storage tanks; (ii) asbestos or asbestos-containing materials; or (iii) polychlorinated biphenyls (“PCBs”).

(c) The Partnership has delivered to Parent true and complete copies and results of all reports, studies, analyses, tests, written notices or communications, and monitoring reports (including all drafts thereof) in the possession, custody or control of the Partnership or any Partnership Subsidiary pertaining to the Release or presence of Hazardous Materials at, in, on, or under any real property owned by the Partnership or any Partnership Subsidiary, or subject to the Real Property Leases, or concerning compliance by the Partnership or any Partnership Subsidiary with Environmental Laws.

Section 4.17 Real Property; Personal Property.

(a) Section 4.17(a) of the Partnership Disclosure Letter contains a list as of the date hereof of all real property owned by the Partnership and/or the Partnership Subsidiaries.

(b) Section 4.17(b) of the Partnership Disclosure Letter contains a list of all (i) material real property leased to or from the Partnership and/or the Partnership Subsidiaries and (ii) material leases of material real property (collectively, the “Real Property Leases”) to which the Partnership or any of the Partnership Subsidiaries is a party (as lessee, sublessee, sublessor or lessor). True and correct copies of such Real Property Leases have been made available to Parent. Neither the Partnership nor any Partnership Subsidiary is in material default under any such Real Property Lease. To the Knowledge of the Partnership, no other party to any such Real Property Lease is in material default under any such Real Property Lease.

(c) The real property listed in Section 4.17 (a) and Section 4.17(b) of the Partnership Disclosure Letter constitutes all material real property and interests in real property used or held for use in the conduct of the business of the Partnership and each Partnership Subsidiary as conducted on the date hereof. Except as set forth in Section 4.17 (a) and Section 4.17(b) of the Partnership Disclosure Letter, each of the Partnership or the applicable Partnership Subsidiary has (i) good and marketable title to all real property shown as owned by it, or (ii) a valid leasehold interests in the real property leased by it, in each case, free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other encumbrances or restrictions of any nature whatsoever, except for Permitted Liens.

(d) The Partnership and the Partnership Subsidiaries have good and valid title to all material personal property, as owned by them, and a valid and enforceable right to use all material personal property leased by or licensed to of the Partnership and the Partnership Subsidiaries, which is used or held for use in the conduct of their respective businesses, subject in each case to the Permitted Liens.

Section 4.18 Insurance. Section 4.18 of the Partnership Disclosure Letter sets forth a list of the material insurance policies of the Partnership and the Partnership Subsidiaries (other than title insurance policies) and a list of the claims history of the Partnership and the Partnership Subsidiaries during the past two years. Except as set forth in Section 4.18 of the Partnership Disclosure Letter (i) no written notice of default or termination has been received since January 1, 2016 by the Partnership or any Partnership Subsidiary in respect of any such material insurance policy and (ii) all premiums due on such material insurance policies have been paid.

Section 4.19 Transactions with Affiliates. Except as set forth in Section 4.19 of the Partnership Disclosure Letter, none of Sellers, the Sellers’ Representative, nor any directors or officers of the Partnership, nor any of their respective Affiliates (a) is party to any Contract with the Partnership or any Partnership Subsidiary (other than the Partnership LP Agreement and employment arrangements entered into in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by the Partnership or any Partnership Subsidiary, or (c) is party to any personal loan or extension of credit from the Partnership or any Partnership Subsidiary (other than customary expense reimbursement arrangements for employees and members of the board of directors (or similar governing body) of the Partnership and the Partnership Subsidiaries) that will not have been fully satisfied or terminated on or prior to the Closing Date.

Section 4.20 Customers and Suppliers. Section 4.20 of the Partnership Disclosure Letter sets forth an accurate and complete list of the top thirty (30) customers and suppliers of the Partnership and the Partnership Subsidiaries, taken as a whole, measured by revenue or expenditures (calculated in the aggregate to or by the Partnership and the Partnership Subsidiaries and not by location or entity) for the one-year period commencing on January 1, 2016 and ending on December 31, 2016. Since December 31, 2016, no such customer or supplier has canceled or otherwise terminated its relationship with the Partnership or any Partnership Subsidiary. Since the Balance Sheet Date, neither the Partnership nor any Partnership Subsidiary has received any written notice that any such customer or supplier may cancel, terminate or otherwise materially and adversely modify its relationship with the Partnership or any Partnership Subsidiary, or such customer’s or supplier’s purchase or sale of services or products, either as a result of the transactions contemplated hereby or otherwise.

Section 4.21 Products; Product Liability; Inventory. Except as set forth in Section 4.21(a) of the Partnership Disclosure Letter, neither the Partnership nor any Partnership Subsidiary has manufactured or sold any products that (i) contain asbestos, benzene or silica; (ii) are intended for use in on-board aircraft applications; (iii) are intended for use in nuclear applications; (iv) are intended for use in carnival or amusement park applications; or (v) have been relabeled or repackaged with a label or package specifying a different country or origin than originally specified. During the past three (3) years, neither Partnership nor any Partnership Subsidiary has received written notice of any material claim or allegation of death or personal injury or property damage, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief, in each case in connection with any product manufactured, assembled, sold or distributed by them, or any service provided by them, except for routine warranty claims.

Section 4.22 Illegal Payments. Neither the Partnership, nor any Partnership Subsidiary, nor to the Knowledge of the Partnership, any officer, partner, employee or agent thereof has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental employee or other person (a) which would reasonably be expected to subject the Partnership, any Partnership Subsidiary or Parent to any damage or penalty in any Action; or (b) the non-continuation of which in the future would reasonably be expected to result in a material adverse effect on the business, operations, assets, or condition, financial or otherwise, of the Partnership or any Partnership Subsidiary.

Section 4.23 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties hereto, and the parties hereto hereby agree, that the representations and warranties made by the Partnership in this Article IV (as modified by the Partnership Disclosure Letter) are the exclusive representations and warranties made by the Partnership or any other Person with respect to the Partnership and the Partnership Subsidiaries, including the businesses and assets of each of them or the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. The Partnership, GP Parent, and Sellers hereby disclaim any other express or implied, written or oral, representations or warranties with respect to the Partnership, any Partnership Subsidiary, the businesses and assets of the Partnership and the Partnership Subsidiaries, the Units and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein, the condition of the businesses and assets of the Partnership and the Partnership Subsidiaries and the Units shall be “as is”, “where is” and “with all faults” and neither the Partnership nor GP Parent nor any Seller makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses and any of the assets of the Partnership or any Partnership Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Neither the Partnership, nor GP Parent nor any Seller nor any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Partnership or any of the Partnership Subsidiaries made, communicated or furnished (orally or in writing) to Parent, Merger Subs or their respective Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to Parent, Merger Subs and their respective Affiliates and their respective Representatives), and the Partnership, GP Parent and Sellers hereby disclaim all Liability and responsibility for any such information and statements. It is understood that any Due Diligence Materials made available to Parent or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Partnership, GP Parent or any Seller or their respective Affiliates or their respective Representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in the disclosure letter delivered by Parent and Merger Subs to the Partnership (the “Parent Disclosure Letter”) in connection with this Agreement, Parent and Merger Subs hereby jointly and severally represent and warrant to the Partnership on the date hereof and as of the Closing Date as follows:

Section 5.1 Due Organization, Good Standing and Corporate Power. Each of Parent and each of the Merger Subs is a corporation, limited liability company or limited partnership, as the case may be, duly incorporated or organized and validly existing under the Laws of the jurisdiction in which it is incorporated (or, if not a corporation, organized) and has all the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and each of the Merger Subs is duly qualified or licensed to do business and is in good standing in each jurisdiction, including its jurisdiction of organization, in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and each of the Merger Subs has delivered prior to the date hereof to the Partnership copies of its certificate of incorporation and by-laws or equivalent charter or organizational documents, in each case, as amended and in full force and effect as of the date hereof. Neither Parent nor either Merger Sub is in violation of any of the provisions of its certificate of incorporation or by-laws or equivalent charter or organizational documents.

Section 5.2 Authorization; Noncontravention.

(a) Each of Parent and each of the Merger Subs has the requisite power and authority and has taken all action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Parent and Merger Subs as contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Parent and Merger Subs and all other instruments and agreements to be delivered by Parent and Merger Subs as contemplated hereby, the consummation by each of them of the transactions contemplated hereby and thereby and the performance by each of them of their respective obligations hereunder and thereunder have been duly authorized and approved by all necessary action. This Agreement has been, and all other instruments and agreements to be executed and delivered by each of Parent and each of the Merger Subs as contemplated hereby shall be, duly executed and delivered by each of Parent and each of the Merger Subs. Assuming that this Agreement constitutes a valid and binding obligation of GP and the Partnership, this Agreement constitutes a valid and binding obligation of each of Parent and each of the Merger Subs, enforceable against each of Parent and each of the Merger Subs in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b) The execution and delivery of this Agreement and all other instruments and agreements to be delivered by each of Parent and each of the Merger Subs as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby shall not, (i) conflict with any of the provisions of the articles of incorporation or regulations or equivalent charter or organizational documents of each of Parent and each of the Merger Subs, as amended, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any material Contract or other instrument to which Parent or either Merger Sub is a party or by which Parent or either Merger Sub or any of their respective properties or assets are bound or (iii) subject to any consents, approvals, authorizations, declarations, filings and notices required under any Antitrust Laws or set forth in Section 5.4, contravene any Law or any Order applicable to Parent or either Merger Sub or by which any of their respective properties or assets are bound, except, in the case of clause (ii) above, for such conflicts, breaches, defaults or accelerations which, or such consents, approvals, authorizations, declarations, filings or notices the failure of which to obtain, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Ownership; Operations. Each of the Merger Subs is a Subsidiary of Parent and Parent owns beneficially and of record all of the outstanding membership interests of each of the Merger Subs, free and clear of any Liens of any kind. Parent and Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations, and have not incurred Liabilities or obligations of any nature, other than in connection with such transactions.

Section 5.4 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Subs or the consummation by Parent and Merger Subs of the transactions contemplated by this Agreement, except for the filing of the Certificates of Merger.

Section 5.5 Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Parent or either Merger Sub is, or shall be, entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 5.6 Available Funds. Parent and Merger Sub have, and on the Closing Date Parent and Merger Sub shall have, sufficient funds available (through cash on hand, existing credit agreements or otherwise) to enable them to make all payments under Section 2.6, pay all other amounts to be paid or repaid by Parent and Merger Sub under this Agreement (whether payable on or after the Closing), and pay all of Parent’s and Merger Sub’s and their Affiliates’ fees and expenses associated with the transaction contemplated in this Agreement.

Section 5.7 Solvency. Neither Parent nor either Merger Sub is entering the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Subs or any of their respective Affiliates. Immediately after giving effect to the transactions contemplated hereby, the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries shall be Solvent and shall have adequate capital to carry on their respective businesses.

Section 5.8 Litigation. There is no Action pending or, to the Knowledge of Parent and/or Merger Subs, threatened, against or affecting Parent or either Merger Sub, or any of their respective properties or rights, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Compliance with Laws. Except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and each of the Merger Subs is in compliance with all Laws and Orders applicable to it.

Section 5.10 Investment Intent.

(a) Parent is acquiring the Units and the membership interests of GP for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Units or the membership interests of GP, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Parent qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Parent understands that the acquisition of the Units and the membership interests of GP to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in the Units and the membership interests of GP to be acquired by it pursuant to the transactions contemplated hereby.

(d) Parent understands that the Units and the membership interests of GP to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the Units or the membership interests of GP and that there can be no assurance that a public market shall develop.

Section 5.11 Acknowledgment by Parent and Merger Subs; GP’s and the Partnership’s Liability. Parent and Merger Subs have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of GP, the Partnership and the Partnership Subsidiaries, which investigation, verification, review and analysis was conducted by Parent, Merger Subs and their respective Affiliates and, to the extent Parent and Merger Subs deemed appropriate, by Parent’s and Merger Subs’ respective Representatives. Each of Parent and each of the Merger Subs acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of GP, the Partnership and the Partnership Subsidiaries for such purpose. In entering into this Agreement, each of Parent and each of the Merger Subs acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations or opinions of GP, the Partnership or any of the Partnership’s Representatives (except the specific representations and warranties of GP set forth in Article III and of GP and the Partnership set forth in Article IV), and each of Parent and each of the Merger Subs acknowledges and agrees, to the fullest extent permitted by Law, that:

(a) except as expressly set forth in this Agreement, none of GP, the Partnership, the Partnership Subsidiaries or any of their respective directors, officers, partners, equityholders, members, employees, Affiliates, controlling Persons, agents, advisors or Representatives makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to GP, the Partnership or the Partnership Subsidiaries made available to Parent, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of GP, the Partnership or the Partnership Subsidiaries, in “break-out” discussions, in responses to questions submitted by or on behalf of Parent, Merger Subs, their respective Affiliates or Representatives, whether orally or in writing, in materials prepared by or on behalf of GP or the Partnership, or in any other form (such information, collectively, “Due Diligence Materials”), or (ii) any information delivered or made available pursuant to Section 6.1(a), or (iii) the pro-forma financial information, projections or other forward-looking statements of GP, the Partnership or the Partnership Subsidiaries, in each case in expectation or furtherance of the transactions contemplated by this Agreement; and

(b) none of GP, the Partnership, the Partnership Subsidiaries or any of their respective directors, officers, employees, partners, equityholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Parent, Merger Subs or their respective directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to GP or the Partnership provided to Parent, in materials made available in the Partnership’s data site (virtual or otherwise), in presentations by GP’s or the Partnership’s management or otherwise), to Parent, Merger Subs or their respective directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom).

Section 5.12 No Prior Activities and Agreements. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither Merger Sub has incurred any obligation or liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. There are no Contracts between Parent, either Merger Sub or any of their respective Affiliates, on the one hand, and any member of the management, directors or equityholders of GP, the Partnership or any Partnership Subsidiaries, on the other hand, as of the date hereof, that relate in any way to the transactions contemplated hereby.

Section 5.13 Exclusivity of Representations. The representations and warranties made by Parent and Merger Subs in this Article V are the exclusive representations and warranties made by Parent and Merger Subs. Each of Parent and each of the Merger Subs hereby disclaims any other express or implied representations or warranties with respect to itself.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information Concerning Properties and Records.

(a) During the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1, except as prohibited by Law, the Partnership shall, and shall cause the Partnership Subsidiaries to, upon reasonable prior notice and during regular business hours, afford Parent and Merger Subs and their respective Representatives reasonable access to the Representatives, properties, books and records of the Partnership and the Partnership Subsidiaries to the extent reasonably necessary for Parent and Merger Subs to familiarize themselves with such properties and other matters and, during such period, the Partnership shall furnish to Parent and Merger Subs all financial and operating data and other information concerning the Partnership’s and the Partnership Subsidiaries’ business, properties and personnel as Parent and Merger Subs may reasonably request; provided, that such access shall not unreasonably disrupt the operations of the Partnership or the Partnership Subsidiaries and each of Parent and each of the Merger Subs shall use its commercially reasonable efforts to minimize any such disruption. Notwithstanding anything to the contrary contained in this Agreement, the Partnership and/or the Partnership Subsidiaries shall not be required to (A) provide any information or access that the Partnership reasonably believes could violate applicable Law, including Antitrust Laws and data protection Laws, rules or regulations or the terms of any applicable confidentiality obligation or cause forfeiture of attorney/client privilege or (B) conduct, or permit Parent, Merger Subs or any of their respective Representatives to conduct, any Phase II investigation or other environmental sampling relating to any real property owned by or leased to the Partnership and/or the Partnership Subsidiaries. Each of Parent and each of the Merger Subs acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, all documents, materials, communications, analyses and other information relating to the sale process, bids received from Parent, Merger Subs and other Persons in connection with the transactions contemplated by this Agreement that are in the possession of the Partnership or any of the Partnership Subsidiaries as of the date hereof and through the Closing will be transferred to the Sellers’ Representative prior to or as of the Closing and the Sellers’ Representative shall not be required to grant access to such documents, materials and other information to Parent, Merger Subs or any of their respective Affiliates at any time.

(b) Each of Parent and each of the Merger Subs hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, counsel, accountants, consultants, financing sources and other authorized Representatives to) contact any competitor, supplier, distributor, customer, agent or Representative of the Partnership or the Partnership Subsidiaries prior to the Closing without the Partnership’s prior consent.

Section 6.2 Confidentiality. Each of Parent and each of the Merger Subs acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. From and after the date of this Agreement, each of Parent and each of the Merger Subs agrees it shall be bound by and comply with the obligations of the Confidentiality Agreement. From and as of the Closing, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

Section 6.3 Conduct of Business Pending the Closing Date.

(a) Each of GP and the Partnership agrees that, except (i) as set forth in Section 6.3(a) of the Partnership Disclosure Letter, (ii) as may be required or not otherwise prohibited by this Agreement, (iii) as required by Law, a Governmental Entity, or by any Contract to which the Partnership or any Partnership Subsidiary is bound and which has been made available to Parent or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 9.1, each of GP and the Partnership shall, and shall cause the Partnership Subsidiaries to, conduct their respective operations only in the ordinary course of business consistent with past practice and to use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their executive officers and maintain in all material respects satisfactory relationships with suppliers, clients and others having business relationships with them.

(b) In furtherance and not in limitation of Section 6.3(a) hereof, the Partnership agrees that during the period commencing on the date hereof and ending on the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 9.1, except as set forth in Section 6.3(b) of the Partnership Disclosure Letter, the Partnership shall not, and shall cause the Partnership Subsidiaries not to, effect any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) make any change in or amendment to its certificate of incorporation or its by-laws, articles of organization or limited liability company agreement (or comparable governing documents), as applicable, in a manner that would reasonably be expected to materially delay or impede the Partnership’s ability to consummate the transactions contemplated hereby;

(ii) issue or sell, or authorize to issue or sell, any units or shares of its membership interests, partnership interests or capital stock, as applicable, or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any units or shares of its membership interests, partnership interests, capital stock, or any other ownership interests, as applicable;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares or units of its capital stock, membership interests, partnership interests or its other securities, as applicable;

(iv) sell, transfer, lease, license or otherwise dispose of any assets or properties for a purchase price in the aggregate in excess of $250,000, except (A) in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force on the date hereof and made available to Parent on or prior to the date hereof, (C) dispositions of obsolete or immaterial assets or (D) transfers among Partnership and the Partnership Subsidiaries;

(v) other than in the ordinary course of business consistent with past practice, amend in any material respect or terminate any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract; provided, however, that the Partnership and the Partnership Subsidiaries may renegotiate the terms of, or otherwise extend, any Material Contract that has expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six (6) months after the date hereof;

(vi) (A) incur any Indebtedness, other than short-term Indebtedness, intercompany Indebtedness or letters of credit incurred in the ordinary course of business or borrowings under existing credit facilities set forth in Section 6.3(b)(vi) of the Partnership Disclosure Letter, or (B) make any loans or advances to any other Person, other than loans and advances to Partnership Subsidiaries or employees consistent with past practice;

(vii) grant or agree to grant to any officer of the Partnership or the Partnership Subsidiaries any material increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish any new compensation or employee benefit plans or arrangements, or amend or agree to amend in any material respect any existing Employee Benefit Plans, except (A) as may be required under applicable Law, (B) pursuant to the Employee Benefit Plans of the Partnership or the Partnership Subsidiaries in effect on the date hereof, (C) in the ordinary course of business, (D) payment of any accrued or earned but unpaid compensation or (E) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof and set forth in Section 6.3(b)(vii) of the Partnership Disclosure Letter;

(viii) cancel or forgive any Indebtedness owed to the Partnership or the Partnership Subsidiaries other than Indebtedness of the Partnership to any Partnership Subsidiary or Indebtedness for borrowed money of any Partnership Subsidiary to the Partnership or any other Partnership Subsidiary;

(ix) except as may be required by any Governmental Entity or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

(x) amend the terms of any post-closing “earn-outs” or similar deferred purchase price payments relating to any prior acquisition by GP, Partnership or any Partnership Subsidiary; provided, that, for the avoidance of doubt, nothing herein shall prohibit GP, the Partnership or any Partnership Subsidiary from (i) paying any “earn-out” or similar deferred purchase price payments as, when and to the extent due and (ii) settling in cash any such “earn-out” or similar deferred purchase price payment as long such settlement includes (x) a full unconditional release of claims by the counterparty with respect to such payment and (y) no post-Closing obligations of the Partnership or any of the Partnership Subsidiaries; and

(xi) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.3.

(c) Promptly after the execution of this Agreement, the Partnership shall deliver a written notice (including via e-mail) to the officers and employees of the Partnership and the Partnership Subsidiaries who are directly responsible for the matters described in clauses (i)-(xi) of Section 6.3(b), which officers and employees are set forth in Section 6.3(c) of the Partnership Disclosure Letter, informing such officers and employees of the obligations of the Partnership and the Partnership Subsidiaries contained in Section 6.3(a) and (b).

(d) In furtherance and not in limitation of Section 6.3(a) hereof, GP agrees that during the period commencing on the date hereof and ending on the earlier of (x) the Closing Date and (y) termination of this Agreement pursuant to Section 9.1, except as set forth in Section 6.3(d) of the Partnership Disclosure Letter, GP shall not engage in any material activities, or conduct any material business or operations, or incur any material liabilities or obligations (in each case other than in connection with directly or indirectly holding equity interests in, and acting as general partner of, the Partnership, and engaging in any action, actions or activities incidental thereto (including the negotiation, execution and consummation of this Agreement and the transactions contemplated hereby, as well as engaging in any other acts, actions or activities incidental thereto)) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(e) Nothing contained in this Agreement shall give Parent or Merger Subs, directly or indirectly, any right to control or direct the operations of GP, the Partnership or the Partnership Subsidiaries prior to the Closing. Prior to the Closing, GP and the management of GP, the Partnership and the Partnership Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over GP, the Partnership and the Partnership Subsidiaries and notwithstanding anything contained herein to the contrary, no consent of Parent or Merger Subs shall be required with respect to any matter set forth in this Section 6.3 or elsewhere in this Agreement to the extent that the requirement of such consent or not taking any action or refraining from taking any action that would otherwise require consent could violate any applicable Law.

(f) Notwithstanding anything contained in this Agreement to the contrary, the Partnership and the Partnership Subsidiaries shall be permitted to periodically settle intercompany balances (including through cash dividends and capital contributions). The Partnership and the Partnership Subsidiaries are permitted to dividend all Cash and Cash Equivalents of the Partnership and the Partnership Subsidiaries to Sellers immediately prior to Closing.

(g) Each of the Merger Subs agrees that, from the date of this Agreement to the Closing, it shall not, directly or indirectly, engage in any business activities or incur any liabilities or obligations other than as expressly contemplated by this Agreement.

Section 6.4 Commercially Reasonable Efforts. Except as otherwise set forth in Section 6.5 and Section 9.1(b), subject to the terms and conditions set forth herein, and to applicable legal requirements, each of GP, the Partnership, Parent and each of the Merger Subs shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII. Notwithstanding the foregoing, the obligations of Parent, Merger Subs, GP and the Partnership under this Section 6.4 shall not require any of them or any of their respective Affiliates to expend any money, to commence any litigation or arbitration proceeding or to offer or grant any accommodation (financial or otherwise) to any third party.

Section 6.5 Antitrust Filings; Consents.

(a) Each of Parent and each of the Merger Subs shall: (i) as promptly as practicable but in no event later than four (4) Business Days following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, which filings shall include a request for early termination of the applicable waiting period under the HSR Act; (ii) use reasonable best efforts to take all actions necessary to obtain the required consents from Antitrust Authorities, including antitrust clearance under the HSR Act and under any other Antitrust Law, as promptly as practicable, and in any event prior to the End Date; (iii) at the earliest practicable date comply with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority; and (iv) consult and cooperate with the Partnership, and consider in good faith the views of the Partnership, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. The Partnership shall (x) as promptly as practicable but in no event later than four (4) Business Days following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby; and (y) consult and cooperate with Parent, and consider in good faith the views of Parent, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Laws. Each of Parent and the Partnership shall promptly notify the other parties hereto of any written communication made to or received by either Parent and/or the Partnership, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Antitrust Authority, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(b) Parent shall be responsible for the payment of all filing fees under the HSR Act and under any such other laws or regulations applicable to the transactions contemplated hereby.

(c) Parent shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby.

(d) Notwithstanding anything else herein to the contrary, Parent shall, and shall cause its Affiliates to, take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the End Date), including taking all actions requested by any Antitrust Authority, or necessary to resolve any objections that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, Parent shall:

(i) at Parent’s sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Antitrust Authority with respect to Antitrust Laws in connection with granting any necessary clearance or terminating any applicable waiting period including (A) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Parent, its Affiliates, the Partnership or the Partnership Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (B) taking or committing to take such other actions that may limit Parent, its Affiliates, the Partnership or the Partnership Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (C) entering into any

Order, consent decree or other agreement to effectuate any of the foregoing; provided, in no event shall Parent or its Affiliates be required to agree to any Divesture or the take any action pursuant to this Section 6.5(d) involving the disposal or sale of any business with annual sales, or assets with a fair value, in excess of $40,000,000;

(ii) terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Antitrust Authority or to obtain termination of any applicable waiting period under any Antitrust Laws; provided, in no event shall Parent or its Affiliates be required to terminate any Contract or other business relationship pursuant to this Section 6.5(d) involving annual sales in excess of $40,000,000 or a penalty for or cost of termination in excess of $40,000,000;

(iii) without the prior written consent of the Partnership, not extend any waiting period or enter into any agreement or understanding with any Antitrust Authority; and

(iv) oppose fully and vigorously any request for the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction or ruling of any Antitrust Authority that could restrain, prevent or delay the Closing, including by defending through litigation any Action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Antitrust Authority, or, if requested by the Partnership, Parent shall commence or threaten to commence and pursue vigorously any action the Partnership reasonably believes to be helpful in obtaining any necessary clearance of any Antitrust Authority or obtaining termination of any applicable waiting period under any Antitrust Laws, or in terminating any outstanding action, it being understood that the costs and expenses of all such actions shall be borne by Parent.

(e) In furtherance of the foregoing, Parent shall negotiate in good faith with all Antitrust Authorities and all third parties in connection with a Divestiture or any other matter referred to in Section 6.5(d) in order to enter into definitive agreements with all such Persons within thirty (30) days of receipt by Parent of any request for additional documents and information or the commencement of a second phase investigation by any Antitrust Authority.

Section 6.6 Employee Benefits.

(a) For at least one (1) year following the Closing Date, Parent shall provide or cause the Surviving Partnership and/or the Partnership Subsidiaries to provide to all employees of the Partnership and the Partnership Subsidiaries (“Partnership Employees”) (i) a salary or wage level and bonus opportunity at least equal to the salary or wage level and bonus opportunity to which they were entitled immediately prior to the Closing Date and (ii) benefits, perquisites and other terms and conditions of employment that are at least equivalent to the benefits, perquisites and other terms and conditions that they were entitled to receive immediately prior to the Closing Date (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental and pharmaceutical plans and programs, travel and meal allowances, severance plans and policies and equity-based and incentive compensation plans). Notwithstanding the foregoing sentence (but not in limitation thereof), following the Closing Date, the Surviving Partnership may terminate or cause to be terminated the employment of any Partnership Employee subject to following adequate procedures under applicable Law and payment and satisfaction of severance benefits, notice, termination payments and any other entitlements of such Partnership Employee in connection with such termination to the extent obligated under any applicable employment Contract, collective bargaining agreement or Law.

(b) Without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Surviving Partnership to, keep in effect for at least one (1) year following the Closing Date severance and retention plans, practices and policies applicable to Partnership Employees on the date hereof that are not less favorable than such plans, practices and policies in effect immediately prior to the date hereof with respect to such Partnership Employees, and Parent shall, and shall cause the Surviving Partnership to, indemnify and hold harmless GP Parent and Sellers from any severance, termination or retention liabilities or obligations with respect to such employees effective on and after the Closing Date, and (ii) Parent shall, or shall cause the Surviving Partnership to, ensure, and the Surviving Partnership immediately following the Closing agrees to ensure, that all Partnership Employees who were notified of their target bonuses for the current fiscal year receive annual bonuses at least equal to the bonuses to which such employees would be entitled under the applicable bonus arrangements of the Partnership or the Partnership Subsidiaries as of the date hereof; provided, that the Partnership may at any time make changes to compensation and benefits and to severance, retention and other plans, practices and policies applicable to any Partnership Employee, including reclassifying any Partnership Employees, in each case in order to comply with applicable Law.

(c) Following the Closing Date, (i) Parent shall, or shall cause the Surviving Partnership to, ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Partnership Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate and (ii) Parent shall, or shall cause the Surviving Partnership to, provide or cause to be provided that any costs or expenses incurred by Partnership Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such health and welfare benefit plans.

(d) With respect to each employee benefit plan, policy, allowance or practice, including severance, vacation and paid time off plans, policies, allowances or practices, sponsored or maintained by Parent (or its Affiliates) or the Partnership, Parent shall, or shall cause the Surviving Partnership to, grant, or cause to be granted to, all Partnership Employees from and after the Closing Date credit for all service with the Partnership or the Partnership Subsidiaries, and their respective predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

(e) Nothing in this Agreement, whether express or implied, shall: (i) confer upon any Partnership Employee any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Surviving Partnership from modifying or terminating the employment or terms of employment of any Partnership Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 6.6; or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement.

Section 6.7 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a) For a period of six (6) years after the Closing Date, Parent shall cause the Surviving GP and the Surviving Partnership to, and the Surviving GP and the Surviving Partnership shall, ensure that all rights to indemnification and exculpation existing as of the Closing in favor of any individual who, at or prior to the Closing Date, was a director, officer, employee or agent of GP, the Partnership or the Partnership Subsidiaries or who, at the request of GP, the Partnership or the Partnership Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) as provided in the GP LLC Agreement (in the case of GP) and the Partnership LP Agreement (in the case of the Partnership), the respective governing documents of the Partnership Subsidiaries and any indemnification agreements to which GP, the Partnership or any Partnership Subsidiary is party or bound; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Parent shall not, and Parent shall cause the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries not to, settle, compromise or consent to the entry of judgment in any Indemnified Person Claim or threatened Action or investigation against or involving any Indemnified Person without the written consent of such Indemnified Person (which consent shall not be unreasonably withheld).

(b) For a period of six (6) years after the Closing Date, Parent shall cause the Surviving GP and the Surviving Partnership to, and the Surviving GP and the Surviving Partnership shall, provide or maintain in effect through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of GP, the Partnership and the Partnership Subsidiaries as of the date hereof (the “Existing Policy”) on terms comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of GP, the Partnership and the Partnership Subsidiaries with the amount of coverage at least equal to that of the Existing Policies and deductibles no larger than those of the Existing Policy; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than three hundred percent (300%) of the annual premiums paid as of the date hereof under the Existing Policy (the “Insurance Cap”), then Parent shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

(c) From and after the Closing Date, Parent shall cause the Surviving GP and the Surviving Partnership to, and the Surviving GP and the Surviving Partnership shall, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of GP, the Partnership or the Partnership Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of GP, the Partnership or the Partnership Subsidiaries, or taken at the request of GP, the Partnership or the Partnership Subsidiaries, in each case prior to the Closing Date, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any claim, action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, on or after the Closing Date (an “Indemnified Person Claim”), Parent shall cause the Surviving GP and the Surviving Partnership to, and the Surviving GP and the Surviving Partnership shall, from and after the Closing Date, pay, or cause to be paid, as incurred, such Indemnified Person’s reasonable legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith. Parent shall cause the Surviving GP and the Surviving Partnership to, and the Surviving GP and the Surviving Partnership shall, from and after the Closing Date, pay, or cause to be paid, within thirty (30) days after any request for advancement, all reasonable expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 6.7 or any action involving an Indemnified Person resulting from the transactions contemplated by this Agreement.

(d) Subject to Parent acknowledging and accepting its indemnification obligations under this Section 6.7, Parent shall have the right (but not the obligation) to control the defense of, including the investigation of, any Indemnified Person Claim through counsel reasonably acceptable to the Indemnified Person except (x) for claims brought by or on behalf of the Partnership, the Partnership Subsidiaries or any of their Affiliates and (y) to the extent the Indemnified Person has been advised in writing by counsel reasonably acceptable to Parent that a reasonable likelihood exists of a conflict of interest between the Indemnified Person and Parent in the conduct of the defense of any such claim; provided, however, that (i) the Indemnified Person shall be permitted to participate in the defense of such Indemnified Person Claim at such Indemnified Person’s own expense and (ii) Parent shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld or delayed. Each of Parent and the Indemnified Person shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Indemnified Person Claim and shall provide access to properties and individuals as reasonably requested and deliver or cause to be delivered records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) The provisions with respect to limitation of liabilities of any Indemnified Person and advancement of expenses and indemnification of such Indemnified Person that are set forth as of the date hereof in the articles of organization (or equivalent thereof) of GP, the Partnership and the Partnership Subsidiaries are incorporated herein by reference and shall continue to apply after the date hereof to such Indemnified Person, and in each case this Section 6.7 shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights hereunder of such Indemnified Person.

(f) Notwithstanding any other provisions hereof, the obligations of Parent, the Surviving GP and the Surviving Partnership contained in this Section 6.7 shall be binding upon the successors and assigns of Parent, the Surviving GP and the Surviving Partnership. In the event Parent, the Surviving GP or the Surviving Partnership, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent, the Surviving GP or the Surviving Partnership, as the case may be, honor the indemnification and other obligations set forth in this Section 6.7.

(g) The obligations of Parent, the Surviving GP and the Surviving Partnership under this Section 6.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.7 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7). The provisions of this Section 6.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his, her or its heirs and his or her Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Law, Contract or otherwise.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to GP, the Partnership or the Partnership Subsidiaries or any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies

(i) Parent, Merger Subs, the Surviving GP, and the Surviving Partnership hereby acknowledge that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. Parent, Merger Subs, the Surviving GP and the Surviving Partnership hereby agree that (i) from and after the Closing, the Surviving GP and the Surviving Partnership shall be the indemnitors of first resort (i.e., their obligations to the Indemnified Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Person are secondary) and (ii) from and after the Closing, the Surviving GP and the Surviving Partnership shall be required to advance the full amount of all reasonable expenses incurred by any such Indemnified Party and shall be liable for all reasonable indemnifiable amounts, without regard to any rights any such Indemnified Person may have against any such other Person and (iii) Parent, the Surviving GP and the Surviving Partnership irrevocably waive, relinquish and release, and from and after the Closing, Parent shall cause the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries to, waive, relinquish and release such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. Parent, the

Surviving GP and the Surviving Partnership further agree that no advancement or payment by any of such other Persons on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Surviving GP or the Surviving Partnership shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Surviving GP and the Surviving Partnership.

Section 6.8 Public Announcements. Prior to the Closing Date, Parent, Merger Subs, the GP and the Partnership (on behalf of themselves and their respective Affiliates) each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other parties for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other parties to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange (provided that, to the extent not prohibited by applicable Law, a party shall make reasonable efforts to consult in good faith with the other parties prior to making any such disclosure required by Law or regulations of any applicable stock exchange); provided, however, that nothing in this Section 6.8 shall prohibit a party from repeating any public disclosure previously disclosed in accordance therewith, provided, further, that the foregoing shall not restrict or prohibit Parent or the Partnership from making any announcement from the date hereof through the Closing Date to its employees, customers and other business relations to the extent Parent or the Partnership determines in good faith that such announcement is necessary or advisable, except that such announcement may not disclose the material financial terms of this Agreement.

Section 6.9 Notification of Certain Matters. The Partnership, on the one hand, and Parent and Merger Subs, on the other hand, shall use their respective commercially reasonable efforts to promptly notify each other of (i) any material Actions in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Partnership or the Knowledge of Parent and/or Merger Subs, as the case may be, threatened, against GP, the Partnership, the Partnership Subsidiaries, Parent or Merger Subs, as the case may be or (ii) the occurrence or non-occurrence of any fact or event which would be reasonably expected to cause any condition set forth in Article VII not to be satisfied; provided, that no such notification, nor the obligation to make such notification, shall affect the representations, warranties or covenants, or the conditions to the obligations of, any party to this Agreement.

Section 6.10 Merger Subs. Parent will take all action necessary to cause each of the Merger Subs to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 6.11 Transfer Taxes. Parent and GP Parent shall each be liable and responsible for fifty-percent (50%) of any stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”). Parent shall cause Merger Subs, the Surviving GP or the Surviving Partnership to, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Returns and other documentation with respect to, any of the Transfer Taxes.

Section 6.12 Preservation of Records.

(a) For a period of seven (7) years after the Closing Date or such other longer period as required by applicable Law, Parent shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries (including (i) any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations and (ii) all Returns, schedules, work papers and other material records or other documents relating to Taxes of the Partnership) relating to the conduct of the business and operations of GP, the Partnership and the Partnership Subsidiaries prior to the Closing Date (the “Books and Records”). If at any time after such seven-year period Parent intends to dispose of any such Books and Records, Parent shall not do so without first offering such Books and Records to the Sellers’ Representative and, in the event that the Sellers’ Representative elects to receive any such Books and Records, Parent shall provide copies of such Books and Records to the Sellers’ Representative, at the Sellers’ Representative’s cost and expense. The provisions of this Section 6.12(a) shall cease to apply in the event of a sale or disposition of the Surviving Partnership or the Partnership Subsidiaries by Parent; provided, however, that Parent shall cause the subsequent owner(s) of such entity to assume the obligations of Parent set forth in this Section 6.12(a).

(b) To the extent reasonably required in connection with any insurance claims by, Actions or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of GP Parent, any Seller, the Sellers’ Representative or any of their respective Affiliates and/or otherwise in connection with any other matter relating to or resulting from this Agreement, Parent shall, and shall cause the Surviving GP and Surviving Partnership to, reasonably cooperate with GP Parent, such Seller or the Sellers’ Representative and their respective counsel in the defense or contest, make available their personnel, and provide such testimony and access to the Books and Records as shall be necessary or reasonably requested in connection therewith, all at the sole cost and expense of GP Parent, such Seller or the Sellers’ Representative, as applicable. Such requested cooperation shall not unreasonably interfere with the ongoing operations of the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries.

Section 6.13 Resignation of Directors. At the written request of Parent (which request shall be delivered at least three (3) Business Days prior to the Closing), each of GP, the Partnership and the Partnership Subsidiaries shall remove or otherwise cause any so requested member of the board of managers, board of directors, executive committee or similar governing body of GP, the Partnership or the Partnership Subsidiaries to tender his or her resignation from such position effective as of the Closing Date.

Section 6.14 Conflicts; Privileges. It is acknowledged by each of the parties hereto that GP, the Partnership, GP Parent, the Harvest Limited Partners and the Sellers’ Representative have retained White & Case LLP (“W&C”) to act as their counsel in connection with the transactions contemplated hereby and that W&C has not acted as counsel for any other

Person in connection with the transactions contemplated hereby and that no other party to this Agreement or Person has the status of a client of W&C for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises between Parent or any of its Affiliates (including Merger Subs and, after the Closing, the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries) and GP Parent, any Seller, or any of their respective Affiliates (including the Sellers’ Representative and, prior to the Closing, GP, the Partnership or the Partnership Subsidiaries), W&C may represent GP Parent, any such Seller or any such Affiliate in such dispute even though the interests of GP Parent, such Seller or such Affiliate may be directly adverse to Parent or any of its Affiliates (including Merger Subs and, after the Closing, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries), and even though W&C may have represented GP, the Partnership or the Partnership Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, GP, the Partnership or the Partnership Subsidiaries, Parent, GP and the Partnership hereby waive, on behalf of themselves and each of their Affiliates, (a) any claim they have or may have that W&C has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (b) agree that, in the event that a dispute arises after the Closing between Parent or any of its Affiliates (including Merger Subs and, after the Closing, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries) and GP Parent, any Seller or the Sellers’ Representative, W&C may represent any such party in such dispute even though the interest of any such party may be directly adverse to Parent or any of its Affiliates (including after the Closing, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries), and even though W&C may have represented GP, the Partnership or the Partnership Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Parent, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries. Parent further agrees that, (i) as to all communications between W&C and GP Parent, any Seller and/or the Sellers’ Representative that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to GP Parent, such Seller and/or the Sellers’ Representative and may be controlled by GP Parent, such Seller and/or the Sellers’ Representative and shall not pass to or be claimed by Parent, GP, the Partnership or the Partnership Subsidiaries, and (ii) as to all communications between W&C and GP, the Partnership or the Partnership Subsidiaries, or among W&C, GP, the Partnership, the Partnership Subsidiaries, GP Parent, any Seller and/or the Sellers’ Representative, that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to evidentiary privilege belong to GP Parent, such Seller and/or the Sellers’ Representative and may be controlled by GP Parent, such Seller and/or the Sellers’ Representative and shall not pass to or be claimed by Parent, GP, the Partnership or the Partnership Subsidiaries. Parent agrees to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 6.14. The parties hereto further agree that W&C and its partners and employees are third party beneficiaries of this Section 6.14.

Section 6.15 WARN. Parent shall not, at any time within ninety (90) days after the Closing Date, effectuate or cause to be effectuated (a) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Partnership or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Partnership; and/or, in the case of sub-clauses (a) and (b), any similar action under any comparable Law requiring notice to employees in the event of a plant closing, mass layoff or other action triggering statutory notice requirements. Parent shall indemnify and hold harmless the Partnership with respect to any liability under the WARN Act (and any comparable Law requiring notice to employees) arising or resulting, in whole or in part, from any actions taken by Parent on or after the Closing Date.

Section 6.16 Supplemental Information. The Partnership may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Section of the Partnership Disclosure Letter or add a Section of the Partnership Disclosure Letter with a corresponding reference to be added to this Agreement (each, a “Supplement”), including one or more Supplements to correct any matter arising after the date hereof, which would have been required to be set forth or described in the Partnership Disclosure Letter.

Section 6.17 280G.

(a) The Partnership shall use its commercially reasonable efforts to obtain, prior to the initiation of the requisite equityholder approval procedure under Section 6.17(b) below, a waiver of the right to receive payments that could constitute “parachute payments” under Code Section 280G and regulations promulgated thereunder (a “Parachute Payment Waiver”) from each Person whom the Partnership reasonably believes is a “disqualified individual” (within the meaning of Code Section 280G and the Treasury Regulations thereunder), and who the Partnership believes might otherwise receive, have received, or have the right or entitlement to receive, any parachute payment under Code Section 280G, and the Partnership shall have delivered each such Parachute Payment Waiver to Parent on or before the Closing Date.

(b) Prior to the Closing, the Partnership shall initiate the procedure to obtain, and shall use its commercially reasonable efforts to obtain, the equityholder approval as is required by Code Section 280G(b)(5)(B) so as to render the parachute payment provisions of Code Section 280G inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons under Section 6.17(a) above, might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Code Section 280G, with such equityholder approval to be obtained in a manner which satisfies all applicable requirements of such Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder.

Section 6.18 Basin Physical Inventory. Prior to the Closing, the Partnership shall use its commercially reasonable efforts to complete a physical inventory of Basin.

Section 6.19 Certificates of Authority. Prior to the Closing, the Partnership shall use its commercially reasonable efforts to obtain certificates of authority to do business with respect to those Partnership Subsidiaries and those states set forth in Section 4.8 of the Partnership Disclosure Letter.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subs, GP and the Partnership to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Parent, Merger Subs, GP or the Partnership, as appropriate, at or before the Closing Date, of each of the following conditions:

(a) Injunctions; Illegality. No court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

(b) Antitrust Laws. Any waiting periods under the HSR Act and all other applicable waiting periods (or any extensions thereof) under any other applicable Antitrust Laws shall have expired or been terminated, and all consents, waivers, filings or approvals under any applicable Antitrust Laws required to consummate the transactions contemplated hereby, shall have been made or been obtained.

Section 7.2 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Parent and Merger Subs on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the agreements and covenants of GP and the Partnership to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. (i) Each of the representations and warranties of (A) GP set forth in Section 3.1 (Due Organization, Good Standing and Corporate Power), Section 3.2(a) (Authorization) and Section 3.3 (Capitalization) and (B) the Partnership set forth in Section 4.1 (Due Organization, Good Standing and Corporate Power), Section 4.2(a) (Authorization) and Section 4.3 (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies with respect to Section 4.3) at and as of the Closing Date and (ii) each of the other representations and warranties of GP and the Partnership set forth in Article III and Article IV not referenced in clause (i) of this Section 7.2(b) shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Partnership Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (without giving effect to any “material”, “materially”, “materiality”, “Partnership Material Adverse Effect”, “material adverse effect”, or “material adverse change” or other qualification based on materiality contained in any such representation or warranty) as of such earlier date, except, in each case under this clause (ii), as would not have a Partnership Material Adverse Effect.

(c) Closing Deliverables. The Partnership shall have delivered or caused to be delivered to Parent the items set forth in Section 2.9(b).

Section 7.3 Conditions to the Obligations of GP and the Partnership. The obligations of GP and the Partnership to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by GP and the Partnership on or prior to the Closing Date of the following further conditions:

(a) Performance. All of the agreements and covenants of Parent and Merger Subs to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subs set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(c) Closing Deliverables. Parent shall have delivered or caused to be delivered to the Sellers’ Representative the items set forth in Section 2.9(c).

Section 7.4 Frustration of Closing Conditions. None of Parent, Merger Subs or the Partnership may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith, such party’s failure to comply with any provision of this Agreement or such party’s failure to use commercially reasonable efforts or reasonable best efforts, as applicable, to cause the Closing to occur, as required by Section 6.4 and Section 6.5.

ARTICLE VIII

TAX MATTERS

Section 8.1 Returns and Payment of Taxes.

(a) All Returns for Taxes and Tax items relating to the operations or assets of GP, the Partnership or Partnership Subsidiaries that are not imposed on GP, the Partnership or Partnership Subsidiaries for taxable periods or portions thereof ending on or prior to the Closing Date (“Flow-Through Returns”) shall be prepared and filed in the sole discretion of the Sellers’ Representative. Parent shall cause the Surviving GP, the Surviving Partnership and any of the Partnership Subsidiaries, to the extent commercially reasonable, to provide, at Sellers’ Representative expense, any assistance and information reasonably requested by the Sellers’ Representative to enable the Sellers’ Representative (or any other persons preparing Flow-Through Returns) to prepare Flow-Through Returns. The Flow-Through Returns shall be filed in accordance with the prior positions and practices of GP, the Partnership and the Partnership Subsidiaries, unless otherwise required by Law. The Sellers’ Representative shall provide drafts of each Flow-Through Return to Parent at least 30 days prior to the due date of such Flow-Through Return for Parent’s review and comment. Within twenty (20) days after the date of receipt by the Parent of such Flow-Through Return, Parent may deliver to Sellers’ Representative a written request for changes to such Flow-Through Return. Sellers’ Representative shall consider such comments in good faith.

(b) Parent and Sellers’ Representative shall cooperate fully, to the extent commercially reasonable, in connection with (i) filing of Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Notwithstanding the provisions of this Section 8.1, the Sellers’ Representative shall have the right to control any audit, litigation or other proceeding with respect to Flow-Through Returns (such tax matter, a “Seller Tax Matter”). Parent shall provide the Sellers’ Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority, which relate to any Seller Tax Matter promptly upon the receipt of such notice.

(c) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among a Straddle Period, the amount of any Taxes based on or measured by income, receipts, payroll or sales of GP, the Partnership, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass through entity in which the Partnership or any Partnership Subsidiary holds a beneficial interest will be deemed to terminate at such time) and the amount of other Taxes of GP, the Partnership, the Surviving GP, the Surviving Partnership, or the Partnership Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 8.2 Controversies.

(a) Parent shall promptly notify the Sellers’ Representative upon receipt by Parent or any Affiliate of Parent (including Merger Subs and, after the Closing, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries) of written notice of any Tax Matter with respect to Taxes for which GP Parent, any Seller or the Sellers’ Representative may be liable. The Sellers’ Representative, at its sole expense, shall have the authority to represent the interests of the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries with respect to any Tax Matter with respect to Taxes for which GP Parent, any Seller or the Sellers’ Representative may be liable before any taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of such Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, that neither the Sellers’ Representative nor any of its Affiliates shall enter into any settlement of or otherwise compromise any such Tax Matter that adversely affects or may adversely affect the Tax liability of Parent, the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries or any Affiliate of the foregoing for any Post-Closing Period, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Sellers’ Representative shall keep Parent reasonably informed with respect to the commencement, status and nature of any Tax Matter with respect to Taxes for which GP Parent, any Seller or the Sellers’ Representative may be liable. The Sellers’ Representative shall, in good faith, allow Parent to make comments to the Sellers’ Representative, regarding the conduct of or positions taken in any such proceeding.

(b) Except as otherwise provided in Section 8.2(a), or if the Sellers’ Representative does not elect to control a proceeding pursuant to Section 8.2(a), Parent shall have the sole right to control any audit or examination by any Tax authority, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to, the income, assets or operations of GP, the Partnership and the Partnership Subsidiaries for all taxable periods; provided, however, that neither Parent nor Merger Subs shall, and shall cause the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date that could materially increase the Tax liability of GP Parent, any Seller or the Sellers’ Representative without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.3 Notification. Parent, the Surviving GP, the Surviving Partnership, the Partnership Subsidiaries and their respective Affiliates shall promptly forward to the Sellers’ Representative all written notifications and other communications from any Tax authority received by the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries relating to any Tax Matter relating to any federal, state, local or foreign income Tax liability of GP, the Partnership or the Partnership Subsidiaries with respect to a Pre-Closing Period.

Section 8.4 Post-Closing Access and Cooperation.

(a) After the Closing Date, Parent, the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries, on the one hand, and the Sellers’ Representative, on the other hand, shall furnish or cause to be delivered to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre-Closing Periods) relating to the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries as is reasonably necessary for the preparation of any Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice and during regular business hours, the Sellers’ Representative and Parent shall make their, or shall cause the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder; provided, that such assistance shall not unreasonably disrupt the operations of the Sellers’ Representative, Parent, the Surviving GP, the Surviving Partnership or such Partnership Subsidiary, as applicable, and any recipient of such assistance shall use its commercially reasonable efforts to minimize any such disruption.

(b) Any request for information or documents pursuant to this Section 8.4 shall be made by the requesting party in writing. The other parties hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information.

The requesting party shall reimburse the other parties for any out-of-pocket expenses incurred by such parties in this Section 8.4. Any information obtained under this Section 8.4 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Section 8.5 Elections. From and after the Closing Date, Parent shall not, and shall cause the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries not to, without the prior consent of the Sellers’ Representative (which may, in its sole and absolute discretion, withhold such consent), make, cause or permit to be made any Tax election or adopt or change any method of accounting, in each case that may affect Taxes for any Pre-Closing Period of the Surviving GP, the Surviving Partnership or the Partnership Subsidiaries or otherwise affect the liability of GP Parent, any Seller and/or the Sellers’ Representative.

Section 8.6 Allocation of Transaction Expenses. Parent, the Sellers’ Representative, the Surviving GP, the Surviving Partnership and the Partnership Subsidiaries shall use commercially reasonable efforts to cause any Partnership Transaction Expenses arising in connection with the transactions contemplated by this Agreement to accrue before the Closing Date, to the extent allowable under the Code and applicable Law.

Section 8.7 Tax Indemnity.

(a) After the Closing, Parent shall be permitted to recover from the Surviving Partnership, from time to time, Taxes as provided in paragraph (b) hereof to the extent such Taxes have not been included in the Closing Working Capital.

(b) The obligations of the Surviving Partnership to reimburse Parent for Taxes shall extend to (i) all Taxes with respect to Pre-Closing Tax Periods, (ii) all Straddle Periods to the extent that such Taxes are allocable to the period prior to Closing pursuant to Section 8.1(c), in each case with respect to the Partnership or Partnership Subsidiaries (together “Indemnified Taxes”). Such obligations shall be without regard to whether there was any breach of any representation or warranty under Article III or Article IV with respect to such Indemnified Tax or any disclosures that may have been made with respect to Article III or Article IV. The indemnification obligations under this Section 8.7 shall apply even if the Indemnified Tax liability results from the filing of a Tax Return or amended Tax Return with respect to a pre-closing transaction or period (or portion of a period) by or at the direction of Parent, provided that Parent shall not cause or permit the Surviving GP, the Surviving Partnership or any Partnership Subsidiary to file an amended Tax Return with respect to any Pre-Closing Tax Period or any Straddle Period unless (y) the Sellers’ Representative consents in its sole discretion or (z) with respect to any Partnership Subsidiary, Parent obtains a legal opinion from counsel reasonably acceptable to the Sellers’ Representative that such amended return is legally required to be filed (provided, further, that such legal opinion may not assume any facts that are disputed in good faith by the Sellers’ Representative), and the Sellers’ Representative consents to such amended return (such consent not to be unreasonably withheld, conditioned or delayed). The indemnification provided for in this Section 8.7 shall be funded solely from the R&W Insurance Policy. For the avoidance of doubt, notwithstanding anything to the contrary, none of the Sellers or the Sellers’ Representative shall have any liability or obligation to any Person under this Section 8.7.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of the Partnership and Parent;

(b) by the Partnership, on the one hand, or Parent, on the other hand, if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, it being understood and agreed that, without limiting the parties’ other obligations hereunder, the Partnership and Parent shall use their reasonable best efforts to promptly appeal any adverse determination that is appealable and diligently pursue such appeal; provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the party seeking to terminate if such party is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Article VII;

(c) by the Partnership, on the one hand, or Parent, on the other hand, if the Closing Date shall not have occurred on or prior to March 24, 2018 (the “End Date”); provided, that no party may terminate this Agreement pursuant to this Section 9.1(c) if such party is in material breach of this Agreement;

(d) by the Partnership, if: (i) any of the representations and warranties of Parent or Merger Subs contained in Article V shall fail to be true and correct or (ii) there shall be a breach by Parent or Merger Subs of any of their respective covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by the Partnership to Parent and (2) the day that is five (5) Business Days prior to the End Date; provided, that the Partnership may not terminate this Agreement pursuant to this Section 9.1(d) if GP or the Partnership is in material breach of this Agreement;

(e) by Parent, if: (i) any of the representations and warranties of GP contained in Article III or of the Partnership contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by GP or the Partnership of any of their respective covenants or agreements in this Agreement that, in either case of clause (i) or (ii), (A) would result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) which is not curable or, if curable, is not cured upon the occurrence of the earlier of (1) the thirtieth (30th) day after written notice thereof is given by Parent to the Partnership and (2) the day that is five (5) Business Days prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 9.1(e) if Parent or either Merger Sub is in material breach of this Agreement; or

(f) by Parent within three (3) Business Days of receipt by Parent of a Supplement delivered pursuant to Section 6.16 which discloses any event, fact or circumstance that is reasonably likely to cause the failure of any condition set forth in Sections 7.2(a) or 7.2(b) to be satisfied and such failure cannot be cured within thirty (30) days of receipt of such Supplement by Parent or, in any event, within two (2) Business Days prior to the Closing.

Section 9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1 by Parent, on the one hand, or the Partnership, on the other hand, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Subs, GP, the Partnership or the Partnership Subsidiaries, except that Section 6.2 (Confidentiality), Section 6.5(b) (Antitrust payments), Section 6.14 (Conflicts; Privileges), this Section 9.2, and Article X (Miscellaneous) shall survive any termination of this Agreement. Nothing in this Section 9.2 shall (i) relieve or release any party to this Agreement of any liability or damages arising out of such party’s Fraud or Willful Breach of any provision of this Agreement or (ii) impair the right of any party hereto to compel specific performance by the other party or parties, as the case may be and to the extent available, of such party’s obligations under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 10.2 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.3 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (a) immediately when sent by telecopier, facsimile or email (with written confirmation of transmission, including by email transmission) between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day), and (b) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a) if, prior to the Closing, to the Sellers’ Representative, GP or the Partnership, at:

FCX Group Holdings, LP

c/o Harvest Partners, LP

280 Park Avenue, 25th Floor

New York, NY 10017

Attention: Michael DeFlorio

                 Stephen Carlson

Fax:          (212)-379-9217

Email:      mdeflorio@harvestpartners.com

                 scarlson@harvestpartners.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

        Attention: Oliver C. Brahmst, Esq.

        Brian Smarsh, Esq.

Fax:         (212) 354-8113; or

Email:       obrahmst@whitecase.com

                  bsmarsh@whitecase.com

(b) if to any of Parent, Merger Subs, or, after the Closing, the Surviving GP or the Surviving Partnership, at:

Applied Industrial Technologies, Inc.

One Applied Plaza Cleveland, Ohio 44115

Telecopy: (216) 426-4899

Attention: Fred D. Bauer, Esq.

with a copy to:

Squire Patton Boggs (US) LLP

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114-1304

Telecopy: (216) 479-8780

Attention: David A. Zagore, Esq.

or to such other Person or address as any party shall specify by notice in writing in accordance with this Section 10.3 to each of the other parties. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement shall be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.4 Entire Agreement. This Agreement, together with the Exhibits and Annexes hereto, and the Disclosure Letters, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 10.4 shall not be deemed to be an admission or acknowledgment by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Section 10.5 Remedies; Release.

(a) Exclusive Remedy. Except for claims for specific performance or other injunctive relief pursuant to Section 10.12, Parent, Merger Subs, and the Partnership acknowledge and agree that the sole and exclusive remedy of Parent, either Merger Sub, Surviving GP or Surviving Partnership after the Closing with respect to claims arising under or as a result of any breach of a representation or warranty under this Agreement shall be under the R&W Insurance Policy. For the avoidance of doubt, nothing in this Section 10.5 shall affect or otherwise interfere with Parent’s rights under the R&W Insurance Policy.

(b) Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(c) Without limiting anything set forth in Section 10.5(b), effective as of the Closing Date, each of Parent, the Surviving GP and the Surviving Partnership (each, a “Releasor”), on behalf of itself and its officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, GP Parent, each of the Sellers, the Sellers’ Representative and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) (solely in their respective capacities as past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents of GP Parent, the Sellers and the Sellers’ Representative) of, from and against any and all Actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which Parent, the Surviving GP or the Surviving Partnership or their respective successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date. Each Releasor agrees not to, and agrees to cause its officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees that are released hereunder. Notwithstanding the foregoing, each Releasor and its officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement and the Confidentiality Agreement.

(d) Notwithstanding anything contained in this Section 10.5 or otherwise provided for in this Agreement, the insurer under the R&W Insurance Policy shall have no right of subrogation against any of the Sellers except the right to proceed against a Seller for monetary damages caused by the Fraud of such Seller in its capacity as such for the duration of the survival period of the applicable representation or warranty as set forth in the R&W Insurance Policy. For the purposes of this Section 10.5(d), in no event shall the Fraud of any Seller be imputed to any other Seller. For the avoidance of doubt, Parent, Merger Subs and the Sellers acknowledge and agree that Parent shall be permitted to assert claims of Fraud against a Seller only (i) at the direction of the insurer(s) under the R&W Insurance Policy, (ii) after making a claim against such insurer(s) for losses suffered with respect to such claim, and (iii) for aggregate monetary damages not to exceed the policy limits under the R&W Insurance Policy plus the reasonable and documented out-of-pocket expenses of the insurer(s) under the R&W Insurance Policy for the enforcement of such claim against such Seller in the exercise of the subrogation rights described in the first sentence of this Section 10.5(d).

Section 10.6 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. Other than (a) Section 6.7 which is intended to benefit the Indemnified Persons, (b) Section 6.14, which is intended to benefit W&C and its partners and employees and (c) Section 2.6(f), which is intended to benefit the applicable Employee Bonus Recipients, no other Person not party to this Agreement shall be entitled to the benefits of this Agreement; provided, however, that the Partnership shall have the right, which right is hereby acknowledged by Parent and Merger Subs, to enforce the rights of GP Parent and the Sellers to (A) pursue damages on behalf of GP Parent and the Sellers in the event of Parent or Merger Subs’ breach or wrongful termination of this Agreement, and (B) receive the Merger Consideration or any other amounts payable to GP Parent and the Sellers hereunder, in which event of either clause (A) or (B), the damages recoverable by the Partnership for itself and on behalf of GP Parent and the Sellers shall be determined by reference to the total amount that would have been recoverable by GP Parent and the Sellers if GP Parent and all such Sellers brought an action against Parent or Merger Subs and were recognized as intended third party beneficiaries hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that (x) Parent may assign its rights and interests hereunder for the purpose of securing any financing of the transactions contemplated hereby and (y) the Sellers’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent; provided, that no such assignment referred to in clauses (x) or (y) shall relieve Parent or the Sellers’ Representative of any of its obligations hereunder. Any attempted assignment in violation of this Section 10.6 shall be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all parties to this Agreement.

Section 10.8 Non-Survival. EXCEPT FOR THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING, NONE OF THE REPRESENTATIONS, WARRANTIES, AGREEMENTS OR COVENANTS SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE OR DOCUMENT DELIVERED AT, OR PRIOR TO, THE CLOSING IN CONNECTION WITH THIS AGREEMENT SHALL SURVIVE THE CLOSING DATE AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND THEREAFTER NONE OF GP, THE PARTNERSHIP, THE SELLERS’ REPRESENTATIVE, PARENT OR MERGER SUBS SHALL BE UNDER ANY LIABILITY WHATSOEVER WITH RESPECT TO ANY SUCH REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT. NONE OF PARENT, THE SURVIVING GP OR THE

SURVIVING PARTNERSHIP SHALL HAVE ANY POST-CLOSING REMEDY FOR BREACHES OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED AT THE CLOSING, EXCEPT FOR (I) THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART AFTER THE CLOSING, (II) WILLFUL BREACHES OF THOSE COVENANTS AND AGREEMENTS THAT BY THEIR TERMS APPLY OR ARE TO BE PERFORMED IN WHOLE OR IN PART PRIOR TO THE CLOSING AND (III) THIS ARTICLE X.

Section 10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

Section 10.10 Applicable Law; Dispute Resolution. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF EXCEPT THAT THE ACTS SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGERS. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.11 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 10.12 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto and the third party beneficiaries of this Agreement shall be entitled to seek equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by Parent, GP, the Partnership and/or the Sellers’ Representative to cause any of the Parties to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees, subject to the immediately succeeding sentence, to cooperate fully in any attempt by any other party hereto in obtaining such equitable relief. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

(b) The parties hereto agree that (i) by seeking the remedies provided for in this Section 10.12, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement and (ii) nothing set forth in this Section 10.12 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article IX (and pursuing monetary damages, subject to the limitations set forth in this Agreement, after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.12 or anything set forth in this Section 10.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or either Merger Sub to consummate the Closing pursuant to a claim for specific performance brought against Parent and/or Merger Subs and has instead granted an award of damages for such alleged breach, then the Partnership may enforce such award.

Section 10.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 10.15 Interpretation. The Disclosure Letters relate to and qualify certain of the representations, warranties, covenants and obligations of the parties hereto in this Agreement and the Disclosure Letters are not intended to broaden or constitute, and shall not be construed or otherwise be deemed to broaden or constitute, any representation, warranty, covenant or obligation of any party hereto or any other Person except to the extent expressly provided in this Agreement. Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Letters. To the extent any such additional matters are included in the Disclosure Letters, such additional matters are included for informational purposes and do not necessarily include other matters of a similar nature. In no event shall any disclosure of any such additional matters be deemed or interpreted to broaden or otherwise amend any of the representations, warranties, covenants or obligations in this Agreement. To the extent that the Disclosure Letters include brief descriptions or summaries of certain agreements and instruments, such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents and instruments described. Headings and subheadings have been inserted in the Disclosure Letters for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Disclosure Letters referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Any matter, condition or set of facts which is more specifically (rather than generally or by implication) covered in any of the representations and warranties of Articles III and IV shall be solely governed by such more specific representation and warranty without reference to or inclusion within a more generalized representation and warranty that but for this sentence could be applicable to such matter, condition or set of facts. No reference to or disclosure of any item or other matter in this Agreement or the Disclosure Letters, Annexes or Exhibits attached hereto shall be construed as an admission, representation or indication that such item or other matter is “material” or would have a Partnership Material Adverse Effect or a Parent Material Adverse Effect or that such item or other matter is required to be so referred to or so disclosed. Each party may, at its option, include in its Disclosure Letter items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Letters, Annexes or Exhibits attached hereto is not intended to imply that those amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party hereto shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Letters, Annexes or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of the Disclosure Letters, Annexes or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Letters, Annexes and Exhibits hereto is disclosed solely for purposes of this Agreement. No disclosure in any Disclosure Letter shall be deemed to be an admission by any Person to any other Person of any matter whatsoever (including with respect to any possible breach or violation of any Law, Order or Contract) and nothing in any Disclosure Letter shall constitute an admission of any Liability or obligation of any Person to any other Person or shall confer or give any Person any remedy, claim, Liability, reimbursement, cause of action or any other right. The parties hereto do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Disclosure Letters. The information set forth in the Disclosure Letters was not prepared or disclosed with a view to its potential disclosure to others. Subject to applicable Law, such information is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the parties hereto or their Affiliates. Moreover, in disclosing the information in the Disclosure Letters, each party hereto expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Any attachments to the Disclosure Letters form an integral part of the Disclosure Letters and are incorporated by reference for all purposes as if set forth in the Disclosure Letters.

Section 10.16 Sellers’ Representative.

(a) GP Parent and the Sellers have constituted, appointed and empowered effective from and after the date of such consent, Harvest Partners, LP as the Sellers’ Representative, for the benefit of GP Parent and the Sellers and the exclusive agent and attorney-in-fact to act on behalf of GP Parent and each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments (other than (A) the written consent referred to in this sentence and (B) any written consent of GP Parent and the Sellers adopting this Agreement) under this Agreement and the consummation of the transactions contemplated hereby as the Sellers’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Sellers’ Representative, to enforce and protect the rights and interests of GP Parent and the Sellers and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Sellers’ Representative believes are necessary or appropriate under this Agreement for and on behalf of GP Parent and the Sellers including, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving GP, the Surviving Partnership and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving GP, the Surviving Partnership or any other Person, or by any Governmental Entity against the Sellers’ Representative, GP Parent and/or any of the Sellers, and receive process on behalf of GP Parent and/or any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Sellers’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Sellers’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; (iii) to refrain from enforcing any right of GP Parent and the Sellers arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Sellers’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Sellers’ Representative or by GP Parent and/or the Sellers unless such waiver is in writing signed by the waiving party or by the Sellers’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of GP Parent and the Sellers in connection with any matter arising under this Agreement; and (vi) to collect, hold and disburse the Initial Purchase Price, Final Purchase Price, the Purchase Price Adjustment and the Expense Holdback Amount in accordance with the terms of this Agreement.

(b) The Sellers’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Sellers for certain expenses, charges and Liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder, (i) the Sellers’ Representative shall incur no responsibility whatsoever to GP Parent or any Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Sellers’ Representative pursuant to such advice shall in no event subject the Sellers’ Representative to Liability to GP Parent or any Sellers. Each Seller shall indemnify, severally and not jointly, based on such Seller’s Pro Rata Portion, the Sellers’ Representative against all losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Sellers’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Sellers’ Representative hereunder for its willful misconduct. The Sellers’ Representative shall have the right to recover, at its sole discretion, from the Expense Holdback Amount, prior to any distribution to the Sellers, any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 10.16(b). In the event of any indemnification hereunder, upon written notice from the Sellers’ Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Sellers’ Representative full payment of its Pro Rata Portion of the amount of such deficiency. The Sellers’ Representative shall be entitled to refuse to take or to continue to take any action hereunder unless it shall first be fully indemnified to its reasonable satisfaction by the Sellers (based on their respective Pro Rata Portions) against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Sellers’ Representative shall establish such terms and procedures for administering, investing and disbursing any amounts from the Expense Holdback Amount as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement. If any balance of the Expense Holdback Amount remains undisbursed at such time as all disputes, claims and other matters relating to the transactions contemplated by this Agreement and all other instruments and agreements to be delivered pursuant hereto have been finally resolved, then the Sellers’ Representative shall distribute to each Seller, by wire transfer of immediately available funds to an account designated by each Seller, such Seller’s Pro Rata Portion of such remaining balance of the Expense Holdback Amount.

(c) All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d) Parent, the Surviving GP and the Surviving Partnership shall have the right to rely upon all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Sellers.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Mergers, and any action taken by the Sellers’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of the Sellers’ Representative constituting willful misconduct. The Sellers’ Representative may resign from its capacity as the Sellers’ Representative at any time by written notice delivered to GP Parent, Sellers and Parent. If there is a vacancy at any time in the position of the Sellers’ Representative for any reason, a successor Sellers’ Representative shall be appointed by the vote of Sellers who are entitled to receive more than fifty percent (50%) of the Merger Consideration.

(f) Each of GP, the Partnership, Parent and each of the Merger Subs acknowledges and agrees that the Sellers’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of GP, the Partnership, Parent and each of the Merger Subs acknowledges and agrees that the Sellers’ Representative shall have no Liability to, and shall not be liable for any losses of, any of GP, the Partnership, Merger Subs or Parent in connection with any obligations of the Sellers’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of willful misconduct by the Sellers’ Representative in connection with the performance of its obligations hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, Parent, Merger Subs, the Partnership, GP and the Sellers’ Representative have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

By:	/s/ Todd A. Barlett
Name : Todd A. Barlett
Title: Vice President – Acquisitions & Global Business Development

FORTRESS MERGER SUB HOLDING LLC

By:	Applied Industrial Technologies, Inc., its sole member

By:	/s/ Todd A. Barlett
Name: Todd A. Barlett
Title: Vice President – Acquisitions & Global
Business Development

FORTRESS MERGER SUB LP

By:	Fortress Merger Sub Holding LLC, its general partner

By:	/s/ Todd A. Barlett
Name: Todd A. Barlett
Title: Vice President – Acquisitions & Global
Business Development

[Signature Page to Merger Agreement]

FCX GROUP HOLDINGS, LP

By:	/s/ Steve Carlson
Name: Steve Carlson
Title: Vice-President, Secretary and Treasurer

FCX GROUP GP, LLC

By:	/s/ Steve Carlson
Name: Steve Carlson
Title: Vice-President, Secretary and Treasurer

HARVEST PARTNERS, LP, solely in its capacity as the Sellers’ Representative hereunder:

By:	/s/ Steve Carlson
Name: Steve Carlson
Title: Managing Director

[Signature Page to Merger Agreement]